Exhibit 2.3

EXECUTION COPY

U.S. $2,500,000,000

LOAN AGREEMENT

dated as of

October 20, 2005

among

TELÉFONOS DE MÉXICO, S.A. DE C.V.

The Lenders Party Hereto,

and

CITIBANK, N.A.,

as Administrative Agent

ABN AMRO BANK N.V.

BBVA SECURITIES INC.

CITIGROUP GLOBAL MARKETS INC.

HSBC SECURITIES (USA) INC.

as Mandated Lead Arrangers and Joint Bookrunners

ABN AMRO BANK N.V.

BANK OF AMERICA, N.A.

BBVA SECURITIES INC.

CALYON NEW YORK BRANCH

CITIGROUP GLOBAL MARKETS INC.

EXPORT DEVELOPMENT CANADA

HSBC SECURITIES (USA) INC.

ING CAPITAL LLC

MIZUHO CORPORATE BANK, LTD.

THE BANK OF NOVA SCOTIA

as Mandated Lead Arrangers

ABN AMRO BANK N.V.

as Syndication Agent

BBVA SECURITIES INC. and HSBC SECURITIES (USA) INC.

as Co-Documentation Agents

i

ii

Schedules:

Schedule I	Commitments and Lending Office
Schedule 3.13	Unrestricted Subsidiaries

Exhibits:

Exhibit A	Form of Tranche A Note
Exhibit B	Form of Tranche B Note
Exhibit C	Form of Certificate of Officer
Exhibit D	Form of Legal Opinion of Galicia y Robles, S.C.
Exhibit E	Form of Legal Opinion of Cleary Gottlieb Steen & Hamilton LLP
Exhibit F	Form of Legal Opinion of Ritch Mueller, S.C.
Exhibit G	Form of Legal Opinion of Shearman & Sterling LLP
Exhibit H	Form of Assignment and Acceptance

iii

LOAN AGREEMENT (this “Agreement”), dated as of October 20, 2005, among TELÉFONOS DE MÉXICO, S.A. DE C.V., a sociedad anónima de capital variable duly organized and validly existing under the laws of the United Mexican States (the “Borrower”); each of the lenders that is a signatory hereto and is listed under the caption “TRANCHE A BANKS” on Schedule I hereto and each bank or financial institution that becomes a “Tranche A Lender” after the date hereof pursuant to Section 8.06 hereof (individually, a “Tranche A Lender” and, collectively, the “Tranche A Lenders”); each of the lenders that is a signatory hereto and is listed under the caption “TRANCHE B BANKS” on Schedule I hereto and each bank or financial institution that becomes a “Tranche B Lender” after the date hereof pursuant to Section 8.06 hereof (individually, a “Tranche B Lender” and, collectively, the “Tranche B Lenders” and, together with the Tranche A Lenders, the “Lenders”); each of the financial institutions listed on the signature pages hereto as a Mandated Lead Arranger; ABN AMRO BANK N.V., BBVA SECURITIES INC., CITIGROUP GLOBAL MARKETS INC. and HSBC SECURITIES (USA) INC., as the joint bookrunners (collectively, the “Joint Bookrunners”); CITIBANK, N.A., as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”); BANCO BILBAO VIZCAYA ARGENTARIA S.A. and HSBC SECURITIES (USA) INC., as documentation agents (individually, a “Documentation Agent”, and collectively, the “Documentation Agents”); and ABN AMRO Bank N.V., as the syndication agent, (the “Syndication Agent”).

WHEREAS, the Lenders have agreed, on the terms and conditions set forth herein, to make available to the Borrower a senior unsecured loan in the aggregate amount of U.S.$2,500,000,000 upon the terms and subject to the conditions set forth in this Agreement, in order to (i) finance the repayment of the amounts owed by the Borrower under the Loan Agreement dated as of July 15, 2004 among the Borrower, Citibank, N.A., as Administrative Agent and the lenders signatory thereto (the “2004 Credit Agreement”), and (ii) use for general corporate purposes.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms

As used in this Agreement, the following terms shall have the following meanings:

“Administrative Agent” has the meaning assigned to such term in the preamble hereto.

“Affiliate” means, with respect to a specified Person, any other Person which, directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” shall have the meaning assigned to such term in Section 8.02(d).

“Agreement” means this Loan Agreement, as amended, supplemented or otherwise modified from time to time.

“Applicable GAAP” shall have the meaning set forth in Section 1.02(b).

“Applicable Margin” means, with respect to each Tranche, the percentage per annum as set forth below:

Tranche	Percentage
A	0.30%
B	0.425%

“Assignee” has the meaning assigned to such term in Section 8.06(c).

“Assignment and Acceptance” has the meaning assigned to such term in Section 8.06(c).

“Benefitted Lender” has the meaning assigned to such term in Section 8.07.

“Borrower” has the meaning assigned to such term in the preamble hereto.

“Borrowing Date” means the Business Day on which the Loans are made to the Borrower.

“Business Day” means any day (other than a Saturday or a Sunday or other day on which commercial banks in New York City or Mexico City are authorized or required by law to close) on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

“Capital Lease Obligations”, as to any Person, means the obligations of such Person to pay rent or other amounts under any Capital Lease and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with Mexican GAAP.

“Capital Leases” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with Mexican GAAP.

“Carso Global Telecom” means Carso Global Telecom, S.A. de C.V.

“Change in Control”, at any date, means that any person, together with any Affiliates or Related Persons thereof, shall (i) beneficially own (determined in accordance with Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as in effect on the date of original execution of this Agreement), directly or indirectly, shares of capital stock of the Borrower entitling such person to exercise 50% or more of the total voting power of all shares of capital stock of the Borrower entitled to vote generally in elections of directors or (ii) otherwise possess, directly or indirectly the power to direct or cause the direction of the management or policies of the Borrower by contract or otherwise; provided, however, that a Change in Control shall not be deemed to have occurred if such person, together with such Affiliates or Related Persons, is any of Carso Global Telecom or any of its Affiliates (provided, that any such Affiliate is Controlled by one or more members of the immediate family of Carlos Slim Helú) or one or more members of the immediate family of Carlos Slim Helú who are beneficial owners of Carso Global Telecom as of the date of this Agreement. As used in this definition, “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as in effect on the date of the original execution of this Agreement.

“Change of Law” has the meaning assigned to such term in Section 2.11(a).

“Closing Date” means the date on which the conditions precedent set forth in Section 4.01 shall be satisfied.

“Commitments” means, as to any Lender, its aggregate Tranche A Commitment and Tranche B Commitment; and collectively, as to all Lenders, the aggregate Tranche A Commitments and Tranche B Commitments.

“Commitment Percentage” means, as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Commitments shall have expired or terminated, the percentage which the principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of all Loans then outstanding).

“Communications” shall have the meaning assigned to such term in Section 8.02(b).

“Consolidated EBITDA” means, for any period and with respect to any Person, the sum, determined on a consolidated basis, of (a) operating income of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) for such period, plus (b) to the extent deducted in determining such operating income, total depreciation and amortization expense, in each case as determined in accordance with Mexican GAAP.

“Consolidated Interest Coverage Ratio”, for any period, means, with respect to any Person, the ratio of (a) Consolidated EBITDA of such Person for such period to (b) Consolidated Interest Expense of such Person for such period.

“Consolidated Interest Expense”, for any period, means, with respect to any Person, total cash interest expense of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries (including interest expense attributable to Capital Lease Obligations of such Person and all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with Applicable GAAP), in each case determined on a consolidated basis in accordance with Applicable GAAP; provided that, with respect to the Borrower, there shall be excluded any total cash interest expense attributable to the Unrestricted Subsidiaries and their consolidated Subsidiaries that are Unrestricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Unrestricted Subsidiaries and their consolidated Subsidiaries that are Unrestricted Subsidiaries.

“Consolidated Leverage Ratio”, as at any date, means, with respect to any Person, the ratio of (a) Consolidated Total Debt of such Person as of the last day of the most recent completed fiscal quarter to (b) Consolidated EBITDA of such Person for the four consecutive fiscal quarters ending on the last day of the most recently ended fiscal quarter.

“Consolidated Total Debt”, at any date, means, with respect to any Person, the sum of (a) the aggregate principal amount of all Indebtedness of such Person and its Subsidiaries at such date minus (b) the aggregate amount of cash and short-term investments of such Person and its Subsidiaries at such date, determined on a consolidated basis in accordance with Applicable GAAP. In calculating Consolidated Total Debt of the Borrower, an amount equal to the Consolidated Total Debt attributable to the Unrestricted Subsidiaries and their consolidated Subsidiaries that are Unrestricted Subsidiaries shall be subtracted (if positive) or added (if negative).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ability to exercise voting power, by contract or otherwise. “Controls”, “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any of the events specified in Article VI, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Disposition”, with respect to any property, means any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.

“Documentation Agent” shall have the meaning assigned to such term in the preamble hereto.

“Dollars” and “$” mean dollars in lawful currency of the United States of America.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof; (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof; (v) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (v); (vi) the central bank of any country that is a member of the OECD; and (vii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business; provided, however, that no private equity fund, investment company or any pooled investment vehicle investing primarily in distressed securities or loans shall qualify under this definition; and provided further, that neither the Borrower nor any of its Affiliates shall qualify as an Eligible Assignee under this definition.

“Equity Interests” means, with respect to any Person, capital stock or other interests, evidencing ownership or equity interests in such Person, warrants, options or other rights for the purchase or other acquisition from such Person of capital stock or other interests, evidencing ownership or equity interests in such Person, securities convertible into or exchangeable for capital stock or other interests, evidencing ownership or equity interests in such Person or warrants, rights or options for the purchase or other acquisition from such Person of shares or other interests, evidencing ownership or equity interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not the shares or other interests underlying any warrants, options or similar rights to purchase are authorized or otherwise existing on any date of determination.

“Equity Method” shall mean the equity method of accounting under Mexican GAAP, which shall be the accounting method applied to Unrestricted Subsidiaries notwithstanding any requirement under Mexican GAAP to consolidate such Unrestricted Subsidiaries.

“Event of Default” means any of the events specified in Article VI, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Forms” shall have the meaning assigned to such term in Section 2.12(d).

“Governmental Authority” means any nation or government, or any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” of any Person means, without duplication, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, or an aval, by such Person: (a) to purchase such Indebtedness or obligation or any property constituting security therefor; or (b) to advance or supply funds for the purchase or payment of such Indebtedness or obligation.

“Hedge Agreements” means all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all liabilities in respect of Capital Leases, (d) all obligations of such Person in respect of letters of credit (provided that contingent obligations with respect thereto shall be included only with respect to Section 5.12 and Article VI(e) hereof) and acceptances (or instruments serving a similar function) issued or created for the account of such Person, (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (f) net exposure of such Person in respect of interest rate cap agreements, interest rate swap agreements, foreign currency exchange and swap agreements, equity or equity index swap agreements and other hedging agreements or arrangements (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions (calculated on a basis in accordance with accepted practice) and (g) any Guarantee of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

“Interest Period” means, with respect to each Loan, the period commencing on the Borrowing Date for such Loan and ending on the last day of the period selected by the Borrower pursuant to the provisions below, and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each Interest Period shall be three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York time) on the third Business Day prior to the first day of such Interest Period, select; provided that: (1) if any such period would otherwise end on a day which is not a Business Day, such period shall be extended to the next succeeding Business Day unless such day falls into the following calendar month, in which event such period shall end on the next preceding Business Day; (2) any such period which would otherwise extend beyond the Tranche A Maturity Date, in the case of each Tranche A Loan, or the Tranche B Maturity Date, in the case of each Tranche B Loan, shall end on such Tranche A Maturity Date or Tranche B Maturity Date; (3) any such period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such period) shall end on the last Business Day of a calendar month; (4) pursuant to Section 2.07, the Administrative Agent may designate a different period; and (5) if the Borrower fails to select an Interest Period pursuant to the provisions above before the end of an Interest Period applicable to a Loan, the Borrower will be deemed to have selected an Interest Period of the same duration as the Interest Period most recently applicable to such Loan.

“Intralinks” means the digital internet workspace located at http://www.intralinks.com.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Indebtedness or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor incurs Indebtedness of the types referred to in clause (e) or (g) of the definition of “Indebtedness” in respect of such Person.

“Joint Bookrunners” shall have the meaning assigned to such term in the preamble hereto.

“Lenders” has the meaning assigned to such term in the preamble hereto.

“Lending Office” means, with respect to any Lender, the office of such Lender designated as such on Schedule I hereto or such other office as such Lender may from time to time notify the Administrative Agent and the Borrower.

“LIBO Rate” means, with respect to each day during each Interest Period pertaining to a Loan, the rate per annum equal to (a) the rate (rounded upwards, if necessary, to the nearest 1/16 of 1%) for Dollar deposits based on the period equal to the duration of such Interest Period (or such other period as designated by the Administrative Agent pursuant to Section 2.07) as such rate appears on the display page designated as “Telerate British Bankers Assoc. Interest Settlement Rates Page” (Page 3750) on Telerate System Incorporated (or such other page as may replace such page on that service) at or about 11:00 a.m. (London time) two London Banking Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period or (b) if such service is not available, the average (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the respective rates notified to the Administrative Agent by each Reference Lender as the rate at which Dollar deposits based on the period equal to the duration of such Interest Period (or such other period as designated by the Administrative Agent pursuant to Section 2.07) are offered to such Reference Lender by prime banks in the London interbank eurodollar market, at or about 11:00 a.m. (London time) two London Banking Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period in an amount equal to such Reference Lender’s Loan or an amount approximately equal to any overdue amount, as the case may be.

“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge or other security interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person.

“Loan Documents” means, collectively, this Agreement and the Notes, in each case as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Loans” means, collectively, the Tranche A Loans and the Tranche B Loans.

“London Banking Day” means a day on which dealings in deposits in Dollars are carried on in the London interbank market.

“Majority Lenders” means, at any time, Lenders, the Commitment Percentages of which aggregate more than 50%.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties or financial condition of the Borrower and its Subsidiaries (other than the Unrestricted Subsidiaries), taken as a whole, or (b) the validity, legality, binding nature or enforceability of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder either of which, in the reasonable judgment of the Majority Lenders, could adversely affect the Borrower’s ability to perform its obligations hereunder.

“Material Subsidiary” means, as of any date of determination, any Subsidiary whose total operating revenues for the period of the four consecutive fiscal quarters preceding such date of determination is greater than 15% of the total operating revenues of the Borrower and its Subsidiaries on a consolidated basis for such period; provided, however, that for so long as a Subsidiary is an “Unrestricted Subsidiary”, such Subsidiary shall not be considered a Material Subsidiary.

“Mexican GAAP” means generally accepted accounting principles as in effect from time to time in Mexico.

“Mexico” means the United Mexican States.

“Ministry of Finance” means the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público) of Mexico.

“Non-Excluded Taxes” has the meaning assigned to such term in Section 2.12(a).

“Notes” means, collectively, the Tranche A Notes and the Tranche B Notes.

“OECD” means the Organization for Economic Cooperation and Development.

“Other Taxes” shall have the meaning assigned to such term in Section 2.12(b).

“Participant” shall have the meaning assigned to such term in Section 8.06(b).

“Permitted Lien” means any of the following: (a) any Lien existing on Restricted Property prior to the acquisition thereof by the Borrower or any of its Material Subsidiaries or arising after such acquisition pursuant to contractual commitments entered into prior to and not in contemplation of such acquisition; (b) any Lien on any Restricted Property securing Indebtedness incurred or assumed for the purpose of financing the purchase price thereof or the cost of construction, improvement or repair of all or any part thereof, provided that such Lien attaches to such Restricted Property concurrently with or within 12 months after the acquisition thereof or completion of construction, improvement or repair thereof; (c) any Lien existing on any Restricted Property of any Material Subsidiary prior to the time such Material Subsidiary becomes a Subsidiary of the Borrower or arising after such time pursuant to contractual commitments entered into prior thereto and not in contemplation thereof; (d) any Lien securing Indebtedness owed by a Subsidiary to the Borrower or another Subsidiary; and (e) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses, except to the extent that such Indebtedness is increased or is secured by additional Restricted Property.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Pesos” means the coin or currency of Mexico as at the time shall be legal tender for payment of public and private debt.

“Platform” has the meaning assigned to such term in Section 8.02(c).

“Quarterly Certificate” has the meaning assigned to such term in Section 5.01(d).

“Reference Lenders” means Citibank, N.A., ABN AMRO Bank N.V. and HSBC Bank USA, National Association.

“Register” has the meaning assigned to such term in Section 8.06(d).

“Regulation D” means Regulation D of the Board of Directors of the U.S. Federal Reserve System, as in effect from time to time.

“Related Person” of any Person means any other Person directly or indirectly owning (a) 10% or more of the outstanding common stock of such Person (or, in the case of a Person that is not a corporation, 10% or more of the equity interest in such person) or (b) 10% or more of the combined voting power of the voting interests of such person.

“Requirement of Law” means, as to any Person, any generally applicable law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Borrower with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Property” means (a) any lines, exchanges, switching equipment, transmission equipment (including satellites), cables, microwave equipment and related facilities, whether owned on the Closing Date or thereafter acquired, used in connection with the provision of fixed-link telecommunications services, including, without limitation, any land, buildings, structures and other equipment or fixtures that constitute any such facility, and any office buildings owned by the Borrower or a Material Subsidiary and (b) any shares of capital stock of a Material Subsidiary.

“Secured Debt” has the meaning assigned to such term in Section 5.12.

“Senior Financial Officer” means the chief financial officer, the treasurer or the comptroller of the Borrower, as applicable.

“Subsidiary” means, as to any Person, (a) any corporation, association or other business entity in which such Person or one or more of its subsidiaries or such Person and one or more of its subsidiaries owns more than 50% of the outstanding equity interests or voting interests, (b) any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its subsidiaries or such Person and one or more of its subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its subsidiaries) or (c) any corporation, association, partnership, joint venture or other business entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Borrower.

“Subsequent Agreement” shall have the meaning assigned to such term in Section 5.14.

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Tranche” means, with respect to any Loan, the characterization of such Loan as either the Tranche A Facility or the Tranche B Facility.

“Tranche A Commitment” means, as to each Tranche A Lender, the obligation of such Tranche A Lender to make a Tranche A Loan in an aggregate principal amount not to exceed the amount set forth opposite such Tranche A Lender’s name on Schedule I, as such amount may be reduced from time to time in accordance with the provisions of this Agreement; and collectively, as to all Tranche A Lenders, the Tranche A Commitments.

“Tranche A Facility” means the financing available under the Tranche A Commitments.

“Tranche A Lenders” shall have the meaning assigned to such term in the preamble hereto.

“Tranche A Loan” shall have the meaning assigned to such term in Section 2.01(a).

“Tranche A Maturity Date” means the fourth anniversary of the Closing Date.

“Tranche A Note” means a promissory note of the Borrower (pagaré) payable to the order of any Tranche A Lender, in substantially the form of Exhibit A, evidencing the aggregate indebtedness of the Borrower to such Tranche A Lender resulting from the Tranche A Loan made by such Tranche A Lender or acquired by such Tranche A Lender from another Lender pursuant to Section 8.06.

“Tranche B Commitment” means, as to each Tranche B Lender, the obligation of such Tranche B Lender to make a Tranche B Loan in an aggregate principal amount not to exceed the amount set forth opposite such Tranche B Lender’s name on Schedule I, as such amount may be reduced from time to time in accordance with the provisions of this Agreement; and collectively, as to all Tranche B Lenders, the Tranche B Commitments.

“Tranche B Facility” means the financing available under the Tranche B Commitments.

“Tranche B Lenders” shall have the meaning assigned to such term in the preamble hereto.

“Tranche B Loan” shall have the meaning assigned to such term in Section 2.01(b).

“Tranche B Maturity Date” means the sixth anniversary of the Closing Date.

“Tranche B Note” means a promissory note of the Borrower (pagaré) payable to the order of any Tranche B Lender, in substantially the form of Exhibit B, evidencing the aggregate indebtedness of the Borrower to such Tranche B Lender resulting from the Tranche B Loan made by such Tranche B Lender or acquired by such Tranche B Lender from another Lender pursuant to Section 8.06.

“Transferee” has the meaning assigned to such terms in Section 8.06(f).

“2004 Credit Agreement” has the meaning assigned to such term in the preamble hereto.

“Unrestricted Subsidiary” means, as of any date of determination, any Subsidiary of the Borrower that satisfies each of the following conditions: (a) such Subsidiary was acquired after January 1, 2004, (b) the principal business of such Subsidiary is conducted outside of Mexico, (c) no more than U.S.$50,000,000 of the Indebtedness such Subsidiary is guaranteed by the Borrower or any of its Subsidiaries (other than any Unrestricted Subsidiary), (d) the aggregate amount of Indebtedness of such Subsidiary guaranteed by the Borrower or its Subsidiaries (other than its Unrestricted Subsidiaries) at any time, when combined with the aggregate amount of the Indebtedness of all other Unrestricted Subsidiaries guaranteed by the Borrower or any of its Subsidiaries (other than its Unrestricted Subsidiaries) does not exceed U.S.$150,000,000 in the aggregate, and (e) such Subsidiary satisfies at least two of the following three criteria: (i) the aggregate amount of Indebtedness of such Subsidiary on a consolidated basis, does not exceed at any time, U.S.$4,000,000,000, (ii) the Consolidated Leverage Ratio of such Subsidiary at any time after the acquisition of such Subsidiary, does not exceed 3.75 to 1, and (iii) the Borrower’s and its Subsidiaries’ (other than Unrestricted Subsidiaries’) Investments in such Subsidiary in the most recently completed fiscal year do not exceed U.S.$1,000,000,000; provided that the Borrower’s and its Subsidiaries’ initial Investment in such Subsidiary shall be excluded from the calculation of the aggregate Investment in such Subsidiary.

SECTION 1.02. Other Definitional Provisions

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the Notes, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.01 and accounting terms partly defined in Section 1.01, to the extent not defined, shall have the respective meanings given to them under Mexican GAAP; provided that any accounting terms relating to any Subsidiary of the Borrower for periods prior to the six-month anniversary of the acquisition of such Subsidiary by the Borrower shall be construed solely for such prior periods in accordance with generally accepted accounting principles pursuant to which the audited consolidated financial statements for such Subsidiary have been prepared (such generally accepted accounting principles for such Subsidiaries and periods, together with Mexican GAAP applied as provided above, “Applicable GAAP”).

(c) Capitalized terms defined in the preamble hereto shall have their respective meanings when used in this Agreement.

(d) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

Amount and Terms of Commitments

SECTION 2.01. Commitments; Availability

(a) Subject to the terms and conditions hereof, each Tranche A Lender severally agrees, to make a term loan to the Borrower (each a “Tranche A Loan” and, collectively, the “Tranche A Loans”) in Dollars, in a principal amount up to but not exceeding such Tranche A Lender’s Tranche A Commitment and, as to all Tranche A Lenders, in an aggregate principal amount up to but not exceeding US$1,500,000,000. The Tranche A Loans shall be made simultaneously by the Tranche A Lenders ratably according to their Tranche A Commitments. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

(b) Subject to the terms and conditions hereof, each Tranche B Lender severally agrees, to make a term loan to the Borrower (each a “Tranche B Loan” and, collectively, the “Tranche B Loans”) in Dollars, in a principal amount up to but not exceeding such Tranche B Lender’s Tranche B Commitment and, as to all Tranche B Lenders, in an aggregate principal amount up to but not exceeding US$1,000,000,000. The Tranche B Loans shall be made simultaneously by the Tranche B Lenders ratably according to their Tranche B Commitments. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.

SECTION 2.02. Evidence of Loan Debt

(a) The Borrower will execute and deliver to the Administrative Agent for the account of each Tranche A Lender one or more duly executed Tranche A Notes, payable to the order of such Tranche A Lender and in a principal amount equal to such Tranche A Loan made on the Borrowing Date; provided¸ however that notwithstanding the foregoing, to the extent that the Borrower shall have paid all amounts owing under the 2004 Credit Agreement in full and the 2004 Credit Agreement shall have been terminated, the Borrower shall only be required to deliver a Tranche A Note to a Tranche A Lender that was a lender under the 2004 Credit Agreement upon the surrender by such Tranche A Lender of the promissory note or notes evidencing the Borrower’s indebtedness under the 2004 Credit Agreement to such Tranche A Lender.

(b) The Borrower will execute and deliver to the Administrative Agent for the account of each Tranche B Lender one or more duly executed Tranche B Notes, payable to the order of such Tranche B Lender and in a principal amount equal to such Tranche B Loan made on the Borrowing Date; provided¸ however that notwithstanding the foregoing, to the extent that the Borrower shall have paid all amounts owing under the 2004 Credit Agreement in full and the 2004 Credit Agreement shall have been terminated, the Borrower shall only be required to deliver a Tranche B Note to a Tranche B Lender that was a lender under the 2004 Credit Agreement upon the surrender by such Tranche B Lender of the promissory note or notes evidencing the Borrower’s indebtedness under the 2004 Credit Agreement to such Tranche B Lender.

(c) Promptly upon (i) substitution of the LIBO Rate in accordance with the provisions of Section 2.08 hereof and/or (ii) the election of the Borrower to change the duration of an Interest Period in accordance with the terms set forth in this Agreement, the Borrower shall execute and deliver to the Administrative Agent for the account of each Lender, at the Administrative Agent’s request, in exchange for the Notes evidencing the relevant Loans of such Lender theretofore delivered to such Lender a new Note in substantially the form of Exhibit A or Exhibit B, as the case may be, payable to such Lender, dated the date of such Note being exchanged, in a principal amount equal to the principal amount then outstanding of such Note and otherwise duly completed.

SECTION 2.03. Procedure for Borrowing

The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 a.m., New York City time, at least three Business Days prior to the Borrowing Date) requesting that the Lenders make Loans on the Borrowing Date and specifying (i) the Tranche under which the borrowing is requested, (ii) the aggregate principal amount of the Loans to be made on such date, (iii) the initial Interest Period for such Loans and (iv) payment instructions. Upon receipt of such notice from the Borrower, the Administrative Agent shall promptly and, in any case, not later than three Business Days prior to the Borrowing Date, notify each Lender thereof. Each Lender will make the amount of its pro rata share of the borrowing not to exceed its Tranche A Commitment or Tranche B Commitment, as the case may be, available to the Administrative Agent (ABA No. 021000089, Account No. 36852248, Account Name: Medium Term Finance, Ref: TELMEX) for the account of the Borrower at the office of the Administrative Agent specified in Section 8.02 prior to 10:00 a.m., New York City time, on the Borrowing Date in funds immediately available to the Administrative Agent. The borrowing will then be made available to the Borrower by the Administrative Agent promptly crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

SECTION 2.04. Termination of Commitments

(a) Optional. The Borrower may, upon at least three Business Days’ notice to the Administrative Agent, terminate in whole the unused portions of the Commitments.

(b) Mandatory. Any unused Commitments shall be automatically and permanently terminated on the Borrowing Date, after giving effect to all Loans to be made on such day, provided however that if the borrowing has not occurred on or prior to November 18, 2005, the Commitments shall be automatically and permanently terminated in full on such day.

SECTION 2.05. Optional Prepayments

The Borrower may at any time prepay the Tranche A Loans or the Tranche B Loans, as the case may be, in each case in whole or in part, without premium or penalty, upon at least three Business Days’ irrevocable notice to the Administrative Agent, specifying the date, amount of prepayment and the Tranche to which such prepayment applies. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 2.13 and accrued interest and fees to such date on the amount prepaid. Partial prepayments shall be in an aggregate minimum principal amount of $10,000,000 and integral multiples of $5,000,000 in excess thereof. Prepayments of any of the Loans may not be reborrowed.

SECTION 2.06. Repayment

(a) The Borrower shall repay to the Administrative Agent for the ratable account of the Tranche A Lenders on the Tranche A Maturity Date the aggregate principal amount of the Tranche A Loans then outstanding.

(b) The Borrower shall repay to the Administrative Agent for the ratable account of the Tranche B Lenders on the Tranche B Maturity Date the aggregate principal amount of the Tranche B Loans then outstanding.

SECTION 2.07. Interest Rates and Payment Dates

Each Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBO Rate determined for such Interest Period (including the first day but excluding the last day of each such period) plus the Applicable Margin, computed on the basis of a 360-day year for actual days elapsed. During the occurrence and continuation of an Event of Default, if all or a portion of (a) the principal amount of any Loan, (b) any interest payable thereon, or (c) any other amount payable hereunder shall not be paid when due (whether at stated maturity, by acceleration or otherwise), such overdue amount shall bear interest to the extent permitted by applicable law at a rate per annum equal to the LIBO Rate for the interest periods determined by the Administrative Agent in its reasonable discretion plus (i) with respect to clause (a) or (b) above, the relevant Applicable Margin, and with respect to clause (c), the Applicable Margin for Tranche A Loans plus (ii) 2% per annum, in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment). Interest shall be payable in arrears on the last day of each Interest Period, provided that (a) accrued interest shall be payable upon the prepayment of any Loans as provided in Section 2.05 and (b) interest accruing on overdue amounts shall be payable from time to time on demand. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders in writing of each determination of a LIBO Rate and the length of each Interest Period. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall constitute prima facie evidence thereof in the absence of manifest error.

SECTION 2.08. Inability to Determine Interest Rate

If prior to the first day of any Interest Period, (a) the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the London interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest

Period, or (b) the Administrative Agent shall have received notice from the Majority Lenders that (i) deposits in Dollars (in the applicable amounts) are not being offered to such Lenders in the London interbank eurodollar market for such period or (ii) the LIBO Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof, confirmed promptly in writing to the Borrower and the Lenders. During the next thirty days, the Borrower and the Administrative Agent shall negotiate in good faith, with a view to agreeing upon an interest rate to be substituted for the LIBO Rate. If a substituted interest rate is agreed upon and approved by the Majority Lenders, it shall be effective from the first day of such Interest Period. If the Borrower and the Administrative Agent fail to agree upon a substituted interest rate within such thirty day period, or the Majority Lenders fail to approve the substituted interest rate, either: (i) within five Business Days following the last day of such thirty day period the Borrower shall prepay in full the unpaid principal amount of the Loans, together with all accrued interest thereon at the rate per annum equal to the Applicable Margin plus the rate determined by the Administrative Agent to have been necessary to maintain such unpaid principal amount during such period or (ii) the interest rate during such Interest Period (and any subsequent Interest Period) applicable to each Lender’s Loan to which such Interest Period relates and effective from the commencement of such Interest Period shall be (x) such rate as such Lender shall determine in good faith (in a certificate delivered by such Lender to the Administrative Agent setting forth the basis of the computation of such amount in reasonable detail, which certificate shall constitute prima facie evidence thereof) to be necessary to compensate such Lender for its cost (rounded upward to the nearest 1/16 of 1%) of funding its Loan as of the commencement of such Interest Period for such Interest Period plus (y) the Applicable Margin. The Administrative Agent shall notify the Borrower of each such determination as promptly as practicable.

SECTION 2.09. Pro Rata Treatment and Payments

(a) The borrowing by the Borrower from the Lenders hereunder shall be made pro rata with respect to each Tranche according to the respective Commitments of the Tranche A Lenders or the Tranche B Lenders, as the case may be. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata with respect to each Tranche according to the respective outstanding principal amounts of the Loans then held by the Tranche A Lenders or the Tranche B Lenders, as the case may be, except for payments or prepayments to any Lender making a claim under Sections 2.10, 2.11, 2.12 or 2.13 hereof. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent for the account of the Lenders, at the Administrative Agent’s office specified in Section 8.02, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day (unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day).

(b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to the Borrowing Date that such Lender will not make the amount that would constitute its ratable portion of the Tranche A Commitments or Tranche B Commitments, as the case may be, on such date available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower and the Borrower may draw upon, a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average federal funds effective rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of the Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to the Loans hereunder, on demand, from the Borrower.

(c) The failure of any Lender to make a Loan to be made by it hereunder shall not relieve any other Lender of its obligation to make a Loan under this Agreement, and no Lender shall be responsible for the failure of any other Lender to make a Loan hereunder.

SECTION 2.10. Illegality

Notwithstanding any other provision herein, if after the date hereof, the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a competent Governmental Authority shall make it unlawful for any Lender to maintain its Loans as contemplated by this Agreement and the Notes, such Lender shall give notice thereof to the Administrative Agent and the Borrower describing in reasonable detail the relevant provisions of such Requirement of Law, following which (a) the Commitment of such Lender shall forthwith be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances causing such suspension no longer exist and (b) if such Requirement of Law shall so mandate, such Lender’s Loans then outstanding shall be prepaid by the Borrower on or before the fifth Business Day after the date of receipt by the Borrower of such notice, together with all accrued interest thereon and any amounts applicable to such prepayment pursuant to Section 2.13 (unless actions taken pursuant to Section 2.14 shall make such prepayment unnecessary); provided, however, that if it is lawful for such Lender to maintain its Loans through the last day of the applicable Interest Period, such payment shall be made on such date.

SECTION 2.11. Increased Costs

(a) If after the date hereof, the adoption of or any change in any Requirement of Law or in the generally applicable interpretation or application thereof by a competent Governmental Authority or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other competent Governmental Authority made subsequent to the date hereof (a “Change of Law”): (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes, Other Taxes, and changes in the rate of tax on the overall net income of such Lender or its Lending Office); (ii) shall impose, modify or hold applicable any reserve, special deposit, contribution, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, the Lending Office of such Lender; or (iii) shall impose on such Lender any other condition; and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably deems to be material, of maintaining its Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall upon the request of such Lender, pay such Lender on the last day of the Interest Period in which it makes a request such additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.

(b) If any Lender shall have determined that a Change of Law has occurred regarding capital adequacy that would have the effect of reducing the rate of return on such Lender’s or any corporation controlling such Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such Change of Law (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender, acting in good faith, to be material, then the Borrower shall pay to such Lender on the last day of the Interest Period in which it makes a request for compensation such additional amount necessary to compensate such Lender for such reduction.

(c) Each Lender will promptly notify the Borrower and the Administrative Agent of any such Change of Law which will entitle such Lender to compensation pursuant to this Section 2.11. Before giving any such notice to the Borrower and the Administrative Agent pursuant to this subsection (c), such Lender shall take all actions required by Section 2.14. A certificate of any Lender claiming compensation under this Section 2.11, setting forth the additional amount or amounts to be paid to it hereunder and providing reasonable detail as to the assumptions used by such Lender in determining such amounts and the basis on which such amounts were calculated shall constitute prima facie evidence thereof in the absence of manifest error.

(d) The obligations of the Borrower contained in this Section 2.11 shall survive for a period of one year after the termination of this Agreement and the Notes and the payment of the Loans and all other amounts payable under the Loan Documents.

SECTION 2.12. Taxes

(a) Any and all payments made by the Borrower under this Agreement and any Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by Mexico (or by any political subdivision or taxing authority thereof or therein) or any other jurisdiction from which or through which payments are made, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and

Mexico or any political subdivision or taxing authority thereof or therein or any other jurisdiction from which or through which payments are made (other than any such connection arising solely from the Administrative Agent or such Lender (i) having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the Notes or (ii) having a representative office or a subsidiary in Mexico, provided that any such subsidiary is not the Lending Office). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld or deducted from any amounts payable to the Administrative Agent or any Lender hereunder or under any Note, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all such Non-Excluded Taxes and/or Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement so that such net sum is equal to what each would have received and so retained had no such deduction or withholding been required or made; provided, however, that no such additional amounts shall be payable in respect of any taxes imposed by reason of the Administrative Agent or any Lender’s failure to comply with Section 2.12(d), in excess of the additional amounts that would have been payable had the Administrative Agent or any Lender complied with such Section. Whenever any such Non-Excluded Taxes or Other Taxes (as defined below) are payable by the Borrower thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a constancia or the applicable tax receipt showing payment thereof.

(b) In addition, the Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under the Note or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the Note (hereinafter referred to as “Other Taxes”).

(c) The Borrower shall indemnify the Administrative Agent or any Lender for and hold them harmless against the full amount of any Non-Excluded Taxes and Other Taxes (including the full amount of Non-Excluded Taxes and Other Taxes on amounts payable under this Section 2.12) imposed on or paid by the Administrative Agent or any Lender (as the case may be) and on any failure of the Borrower to pay any such Non-Excluded or Other Taxes when due to the appropriate taxing authority and any liability and incremental taxes (including penalties, additions to tax, interest, and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date the Administrative Agent or any Lender (as the case may be) makes written demand therefor.

(d) Each Lender (that is not a Mexican financial institution) hereby represents to the Borrower as of the date hereof that it is a foreign financial institution or export credit agency registered in the Registry of Foreign Banks, Financing Entities, Pension and Retirement Funds and Investment Funds (Registro de Bancos, Entidades de Financiamiento, Fondos de Pensiones y Jubilaciones y Fondos de Inversión del Extranjero) of the Ministry of Finance for purposes of Article 195-I or 196-II of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta), that, to the extent applicable, it has provided the Ministry of Finance with the information described in Article 195-I of the Mexican Income Tax Law and that it is a resident (or its principal office is a resident) in a country that has entered into a treaty for the avoidance of double taxation with Mexico. The Borrower shall not be obligated to pay the Administrative Agent or any Lender

(that is not a Mexican financial institution) any amounts described in Section 2.12(a) in respect of Non-Excluded Taxes that would not have been imposed but for the failure of the Administrative Agent or such Lender (i) prior to the last day of the first Interest Period (A) to be registered (or, with respect to any bank, export credit agency or other financial institution which becomes a Lender pursuant to Section 8.06, on the date such bank or other financial institution becomes a Lender) in the Registry of Foreign Banks, Financing Entities, Pension and Retirement Funds and Investment Funds (Registro de Bancos, Entidades de Financiamiento, Fondos de Pensiones y Jubilaciones y Fondos de Inversión del Extranjero) of the Ministry of Finance as a foreign financial institution or export credit agency for purposes of Article 195-I or 196-II of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) or any successor provisions and the regulations thereunder, or, to the extent applicable, to provide to the Ministry of Finance the information mentioned in such Article 195-I, and (B) to be a resident (or to have the principal offices of such Lender be a resident, if such Lender lends through a branch or agency) for tax purposes of a jurisdiction with which Mexico has in effect a treaty for the avoidance of double taxation, (ii) to use its reasonable efforts (consistent with legal and regulatory restrictions) to maintain its registration with the Ministry of Finance as a foreign financial institution or export credit agency for purposes of Article 195-I or 196-II of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) or any successor provisions and the regulations thereunder, if the making of such filing would not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender or (iii) following a reasonable request of the Borrower upon 60 days’ written notice (unless a lesser period is reasonable under the circumstances), to complete and file with the appropriate Governmental Authority, such forms, certificates or documents (collectively, “Forms”) prescribed by law, rule or regulation enacted or issued by Mexico, or by a double taxation treaty to which Mexico is a party and which is in effect, that are necessary to avoid or reduce such Non-Excluded Taxes pursuant to provisions of any law, rule or regulation enacted or issued by Mexico, or a double taxation treaty to which Mexico is a party and which is in effect (provided that (i) such Lender shall be under no obligation to provide any information to the Borrower which such Lender deems, in such Lender’s judgment, to be confidential, (ii) such Lender or the Administrative Agent is legally entitled to complete, execute and deliver such Forms, (iii) the completion, execution and delivery of such Forms will not result, in the good faith, reasonable determination of such Lender or the Administrative Agent, in the imposition on such Lender or the Administrative Agent of (1) any additional material legal or regulatory burden or (2) any additional material out-of-pocket costs or (3) any other material adverse consequences). Promptly upon written request by the Borrower, each Lender (that is not a Mexican financial institution) shall provide to the Borrower, to the extent it is so registered, evidence of its tax registration with the Ministry of Finance, in effect at the time of such request, in connection with Article 195-I or 196-II of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) and the regulations thereunder. For purposes of Section 2.12(d)(i)(b), the parties hereto hereby agree that if the Ministry of Finance or any other competent Mexican Governmental Authority determines, by means of a written resolution to such effect, or if the Borrower has reasonable grounds to believe, based on an opinion of counsel of recognized standing delivered to the Administrative Agent, that the Mexican withholding tax regime applicable to the branches or agencies of a Lender (that is not a Mexican financial institution) is different from the tax regime that would be applicable to the principal office of a Lender (that is not a Mexican financial institution), then the Borrower shall be entitled to request the relevant Lender, and the relevant Lender shall use its reasonable efforts to change its lending office to a jurisdiction with which Mexico shall have entered into a treaty for the avoidance of double taxation, and if the Lender (that is not a Mexican financial institution) shall fail to do so within a sixty (60) day period, the Borrower would be entitled to (x) prepay the Loans of such Lender in accordance with the prepayment terms contemplated herein (without the relevant Lender being obligated to observe the sharing provisions referred to in Section 2.09) or (y) cause a Lender or third party to purchase the relevant Loan, at par plus accrued and unpaid interest to such date plus any applicable funding breakage costs set forth in Section 2.13. The obligations of the Borrower contained in this Section 2.12 shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable under the Loan Documents.

SECTION 2.13. Indemnity

The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or reasonable expense which is in the nature of funding breakage costs or costs of redeployment of funds and any other related expense (but excluding loss of margin), upon reasonable notice thereof, which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of any Loan after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given notice thereof in accordance with this Agreement, (c) the making of a prepayment of any Loan on a day which is not the last day of an Interest Period with respect thereto or (d) default by the Borrower in payment when due of the principal of or interest on any Loan; provided that in the case of subsections (a), (b) and (c) hereof such Lender shall have delivered to the Borrower a certificate reasonably detailing the amount of such loss or expense, which certificate shall constitute prima facie evidence thereof in the absence of manifest error. The obligations of the Borrower contained in this Section 2.13 shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable under the Loan Documents.

SECTION 2.14. Change of Lending Office; Assignment; Filings

Each Lender agrees that if it makes any demand for payment under Section 2.11 or 2.12 (other than withholding taxes applicable on the date hereof), or if any adoption or change of the type described in Section 2.10 shall occur with respect to it: (a) it will use reasonable efforts consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as reasonably determined in its sole discretion, to designate a different Lending Office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under Section 2.11 or 2.12, or would eliminate or reduce the effect of any adoption or change described in Section 2.10; (b) at the request of the Borrower, such Lender will assign, pursuant to Section 8.06 hereof, its Loans to one or more Assignees designated by the Borrower (which shall not include Affiliates of such Lender or any Person who may not be a permitted Assignee pursuant to Section 8.06(c)), provided that such Lender receives payment of an amount on the date of such assignment equal to the amount that would be payable to such Lender if such assignment were a prepayment in full of such Lender’s Loans pursuant to Section 2.05 and (c) in the case of an event giving rise to the operation of Sections 2.10, 2.11 or 2.12, at the request of the Borrower, such Lender will file any certificate or document reasonably requested by the Borrower, or take such other reasonable action, subject to Section 2.12(d) if the making of such a filing or the taking of such action would avoid or minimize the consequences of such event provided that such filing shall not be onerous to such Lender as determined in its reasonable judgment. Nothing in this Section 2.14 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Sections 2.10, 2.11 or 2.12 or interfere with the rights of any Lender to conduct its fiscal or tax affairs in such manner as it deems fit.

SECTION 2.15. Changes in Reference Lenders

(a) If any Reference Lender’s Commitment shall terminate or all its Loans shall be assigned for any reason whatsoever, such Reference Lender shall cease to be a Reference Lender, and if, as a result of the foregoing, there shall only be one Reference Lender remaining, the Administrative Agent (after consultation with the Borrower and the Lenders) shall, by notice to the Borrower and the Lenders, designate another Lender as a Reference Lender.

(b) Each Reference Lender shall use its best efforts to furnish quotations of rates to the Administrative Agent as contemplated hereby. If any Reference Lender shall be unable or otherwise shall fail to supply such rates to the Administrative Agent upon its request, the rate of interest shall be determined, subject to the provisions of Section 2.08, on the basis of the quotations of the remaining Reference Lenders or Reference Lender.

ARTICLE III

Representations and Warranties

The Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

SECTION 3.01. Financial Statements

(a) The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2004 and December 31, 2003 and the related consolidated statements of income, changes in stockholders’ equity and changes in financial position for the fiscal years ended on each such date, reported on by Mancera S.C., a member practice of Ernst & Young Global, copies of which have heretofore been furnished to the Lenders present fairly, in all material respects, the consolidated financial condition of the Borrower and its Subsidiaries as at such dates, and the consolidated results of its operations, changes in stockholders’ equity and financial position for each of the fiscal years then ended.

(b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 2005 and the related unaudited consolidated statements of income, changes in stockholders’ equity and changes in financial position for the six-month period ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to the Lenders present fairly the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations, changes in stockholders’ equity and financial position for the six-month period then ended (subject to normal year-end audit adjustments).

(c) All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with Mexican GAAP applied consistently throughout the periods involved (except as approved by such accountants or Senior Financial Officer, as the case may be, and as disclosed therein).

(d) Each of the Borrower and its Material Subsidiaries did not have, at the date of the most recent balance sheet referred to above, any material contingent obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, which is not reflected in the foregoing statements or in the notes thereto, except as disclosed in the Borrower’s annual report for the year ended December 31, 2004 on Form 20-F, filed with the U.S. Securities and Exchange Commission on June 28, 2005.

SECTION 3.02. No Change

Since December 31, 2004, there has been no material adverse change in the business, operations, properties or financial condition of the Borrower and its Subsidiaries taken as a whole.

SECTION 3.03. Corporate Existence; Properties; Compliance with Law

The Borrower is a sociedad anónima de capital variable and is duly organized and validly existing under the laws of Mexico. Each of the Borrower and its Material Subsidiaries (a) possesses all material rights, privileges, franchises, approvals, licenses and concessions necessary to conduct its business, (b) has good record and marketable title to, or a valid leasehold interest in, all its real property, and good and marketable title to, or a valid leasehold interest in, all its other property, except to the extent that a failure to have any such title or leasehold interest would not have a Material Adverse Effect, (c) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, and (d) is in compliance with all Requirements of Law, except any non-compliance (other than any non-compliance with Requirements of Law related to corruption and bribery) which could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04. Corporate Power; Authorization; Enforceable Obligations

The Borrower has the corporate power, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to borrow hereunder and has taken all necessary corporate action (if any) to authorize (a) the borrowings on the terms and conditions of the Loan Documents, (b) the execution, delivery and performance of the Loan Documents and (c) the remittance of payments in Dollars of all amounts payable under the Loan Documents. No consent or authorization of, approval by, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents. This Agreement and the Notes have been duly executed and delivered on behalf of the Borrower. Each of this Agreement and the Notes constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms, in each case except as enforceability may be limited by applicable bankruptcy, insolvency, concurso mercantil, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

SECTION 3.05. No Legal Bar

The execution, delivery and performance of the Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any of the Borrower’s or its Material Subsidiaries’ organizational or governing documents or any Requirement of Law or any agreement, instrument or other undertaking to which the Borrower or its Material Subsidiaries is a party or by which it is bound and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or agreement, instrument or undertaking.

SECTION 3.06. No Material Litigation

No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or its Material Subsidiaries or against any of its or their respective properties or revenues (a) with respect to this Agreement or the Loan Documents or any of the transactions contemplated hereby or (b) which could reasonably be expected to have a Material Adverse Effect.

SECTION 3.07. No Default

Neither the Borrower nor any of its Material Subsidiaries is (a) in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it is bound in any respect or (b) in default of any order, judgment, decree or ruling of any court, arbitrator, or Governmental Authority which, in either case, could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

SECTION 3.08. Taxes

(a) Each of the Borrower and its Material Subsidiaries has filed or caused to be filed all material tax returns which, to the knowledge of the Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any amount of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves (or other sufficient provisions) in conformity with Applicable GAAP have been provided on the books of the Borrower or its Material Subsidiaries, as the case may be) and no material tax Lien has been filed against assets of the Borrower or its Material Subsidiaries, and, to the knowledge of the Borrower, no written claim is being asserted, with respect to any such tax, fee or other charge and (b) there is no tax, levy, impost, duty, charge, fee, deduction or withholding imposed by Mexico or any political subdivision or taxing authority thereof or therein or any organization or federation of which Mexico is at any time a member on or by virtue of the execution, delivery, enforcement or performance of the Loan Documents, except for withholding taxes imposed on payments of interest made under the Loan Documents by the Borrower to the Lenders.

SECTION 3.09. Pari Passu Status

The obligations of the Borrower under the Loan Documents constitute direct, senior, unsecured, unsubordinated obligations of the Borrower, and rank and will, under current law, rank at least pari passu (in priority of payment) with all other direct, senior, unsecured, unsubordinated obligations of the Borrower resulting from any Indebtedness of the Borrower.

SECTION 3.10. Information

No information (including without limitation the information contained in the confidential information memorandum dated [September], 2005 and the financial statements referred to in Section 3.01 hereof) that has been made available to the Administrative Agent or any Lender by or on behalf of the Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein not misleading.

SECTION 3.11. Immunity; Enforcement

(a) Under the laws of Mexico, with respect to the execution, delivery and performance of the Loan Documents, each of the Borrower and its Material Subsidiaries is subject to private commercial law and to suit, and neither it nor its properties have any immunity from the jurisdiction of any court or any legal process that may be brought in the courts of Mexico (whether through service of notice, attachment prior to notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise).

(b) It is not necessary to ensure the legality, validity, enforceability or admissibility into evidence in Mexico of the Loan Documents that any thereof be filed, recorded or enrolled with any Governmental Authority, or that any such document be stamped with any stamp, registration or similar transaction tax, except that in order for the Loan Documents to be admissible in evidence in legal proceedings in a court in Mexico, such documents would have to be translated into the Spanish language by a court-approved translator and would have to be approved by such court after the defendant had been given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents.

SECTION 3.12. Termination of the 2004 Credit Agreement The Indebtedness and all other amounts outstanding under the 2004 Credit Agreement have been, or will be, immediately upon receipt of the proceeds of the Loans, repaid in full.

SECTION 3.13. Unrestricted Subsidiaries

Schedule 3.13 sets forth the Unrestricted Subsidiaries as of the date hereof.

ARTICLE IV

Conditions Precedent

SECTION 4.01. Closing Date

The Closing Date shall occur upon the satisfaction or waiver of the following conditions precedent, provided that such date shall occur on or before November 18, 2005:

(a) The Administrative Agent shall have received this Agreement, executed and delivered by duly authorized officers of the Borrower, with a copy for each Lender.

(b) The Administrative Agent shall have received a certificate of the Borrower, substantially in the form of Exhibit C hereto, dated the Closing Date, as to (i) the adoption of resolutions (or equivalent corporate actions), of the Board of Directors of the Borrower authorizing (a) the execution, delivery and performance of this Agreement and the Notes and (b) the borrowings contemplated hereunder and thereunder, (ii) the incumbency and true signature of the officers of the Borrower executing this Agreement and the Notes and (iii) the estatutos sociales of the Borrower, which certificate shall be reasonably satisfactory in form and substance to the Administrative Agent and executed by the secretary or any assistant secretary or a legal representative of the Borrower.

(c) The Administrative Agent shall have received:

(i) the legal opinion of Galicia y Robles, S.C., special Mexican counsel to the Borrower, substantially in the form of Exhibit D;

(ii) the legal opinion of Cleary Gottlieb Steen & Hamilton LLP, New York counsel to the Borrower, substantially in the form of Exhibit E;

(iii) the legal opinion of Ritch Mueller, S.C., Mexican counsel to the Administrative Agent, substantially in the form of Exhibit F; and

(iv) the legal opinion of Shearman & Sterling LLP, New York counsel to the Administrative Agent, substantially in the form of Exhibit G.

(d) The Borrower shall have paid to the Administrative Agent and the Lenders all fees and expenses required to be paid on or prior to the Closing Date.

(e) The Administrative Agent shall have received evidence that CT Corporation System has agreed to act as agent for service of process in New York, New York on behalf of the Borrower under the Loan Documents (together with a power of attorney to that effect, together with a certified copy of the notarial deed by which the Borrower has appointed and granted a power of attorney to CT Corporation System as agent for service of process).

(f) Evidence that the Indebtedness and all other amounts outstanding under the 2004 Credit Agreement have been, or will, on the Borrowing Date with the proceeds of the Loans, be repaid in full.

SECTION 4.02. Borrowing Date

The agreement of each Lender to make the Loans requested to be made by it is subject to the satisfaction or waiver of the following conditions precedent on the Borrowing Date:

(a) The Closing Date shall have occurred.

(b) The Administrative Agent shall have received for each Lender a Note evidencing such Lender’s Loan.

(c) Each of the representations and warranties made by the Borrower in or pursuant to this Agreement and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of the Borrower pursuant to this Agreement shall be true and correct in all material respects on and as of the Borrowing Date as if made on and as of such date.

(d) No Default or Event of Default shall have occurred and be continuing on the Borrowing Date or immediately after giving effect to the Loans requested to be made on such date.

All documents submitted hereunder (other than the estatutos sociales, the resolutions of the Board of Directors of the Borrower authorizing the execution of this Agreement, and the powers of attorney of the Borrower) shall be in the English language or accompanied by an English translation.

ARTICLE V

Covenants

The Borrower hereby agrees that, so long as any Commitment remains in effect, any Note remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder:

SECTION 5.01. Financial Statements

The Borrower shall furnish to the Administrative Agent with a copy for each Lender:

(a) as soon as available, but in any event within 130 days after the end of each fiscal year of the Borrower, (i) a copy of the annual audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year, (ii) a copy of the annual audited consolidated pro forma balance sheet of the Borrower and its Subsidiaries as at the end of such year, which shall account for the Unrestricted Subsidiaries based on the Equity Method, and in each case of clause (i) and (ii) above, the related consolidated statements of income, changes in stockholders’ equity and changes in financial position for such year, setting forth in each case in comparative form the figures for the previous year and accompanied by an opinion thereon of an independent accountant of recognized international standing, which opinion shall be unqualified, except with respect to the accounting for the Unrestricted Subsidiaries based on the Equity Method, and (iii) a list of the Unrestricted Subsidiaries as of the end of such fiscal year;

(b) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower commencing September 30, 2005, (i) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries, as at the end of such quarter and (ii) the unaudited consolidated pro forma balance sheet of the Borrower and its Subsidiaries, which shall account for the Unrestricted Subsidiaries based on the Equity Method, as at the end of such quarter and, in each case, the related unaudited statements of income and changes in financial position of the Borrower and its Subsidiaries for the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the comparable period of the previous year, certified by a Responsible Officer of the Borrower;

(c) such additional financial and other information as any Lender may from time to time reasonably request through the Administrative Agent (including, without limitation, copies of all financial statements and reports which the Borrower and its Subsidiaries may make to, or file with, the U.S. Securities and Exchange Commission or any successor or analogous Governmental Authority); and

(d) together with the financial statements delivered pursuant to paragraph (a) and (b) above, a certificate (the “Quarterly Certificate”) of a Responsible Officer of the Borrower, stating that:

(i) the Borrower was in compliance with the requirements of Section 5.11 during the quarterly or annual period covered by the statements then being furnished (including any calculations necessary to establish such compliance); and

(ii) such Responsible Officer has no knowledge of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and, to the knowledge of such Responsible Officer, the period of existence thereof and what action the Borrower shall have taken or proposes to take with respect thereto.

All such financial statements furnished under clauses (a) and (b) above shall be complete and correct in all material respects and prepared in reasonable detail and in accordance with Mexican GAAP (except as approved by such accountants or officer, as the case may be, and disclosed therein and except, with respect to statements furnished under clause (b) above, for normal year-end adjustments).

SECTION 5.02. Conduct of Business and Maintenance of Existence

Each of the Borrower and its Material Subsidiaries shall continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all material rights, privileges, franchises, approvals, licenses and concessions necessary or desirable in the normal conduct of its business.

SECTION 5.03. Compliance With Law; Authorizations

Each of the Borrower and its Material Subsidiaries shall comply in all material respects with all provisions of applicable law and regulations and obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, concessions, licenses and consents required in or by the laws and regulations of Mexico to enable the Borrower lawfully to enter into and perform its obligations under this Agreement and the Notes or to ensure the legality, validity, enforceability or admissibility in evidence in Mexico of this Agreement and the Notes.

SECTION 5.04. Maintenance of Property; Insurance

Each of the Borrower and its Material Subsidiaries shall keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, provided that the Borrower may discontinue the maintenance or operation of any such property if such discontinuation would not reasonably be expected to have a Material Adverse Effect; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are currently maintained by it, or as may from time to time be customary in Mexico for its type of business.

SECTION 5.05. Taxes

Each of the Borrower and its Material Subsidiaries will file all material tax returns required to be filed in any jurisdiction and pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Borrower or its Material Subsidiaries, provided that the Borrower or its Material Subsidiaries, as the case may be, need not pay any such tax or assessment or claim if the amount, applicability or validity thereof is contested by the Borrower or its Material Subsidiaries, as the case may be, on a timely basis in good faith and in appropriate proceedings, and the Borrower or its Material Subsidiaries, as the case may be, has established adequate reserves therefor in accordance with Applicable GAAP on the books of the Borrower or its Material Subsidiaries, as the case may be.

SECTION 5.06. Books and Records

Each of the Borrower and its Material Subsidiaries shall (a) keep proper books of records and accounts in which full, true and correct entries in conformity with Applicable GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender (at such Lender’s cost and expense) to visit and inspect any of its properties and examine its books and records at any reasonable time, provided that, so long as no Event of Default has occurred and is continuing, such visitations shall be coordinated through the Administrative Agent and should not interfere with or disrupt the operations of the Borrower and its Material Subsidiaries and provided further that the Borrower has no obligation to provide information which is confidential unless an Event of Default or an event which would reasonably be expected to result in a Material Adverse Effect has occurred and provided further that in no event shall the Borrower be required to provide any information other than information that is related to the Borrower’s ability to perform its obligations under this Agreement and the Notes.

SECTION 5.07. Notices

The Borrower shall promptly give notice to the Administrative Agent and the Administrative Agent shall so notify each Lender of (a) the occurrence of any Default or Event of Default (which shall state that it is a “notice of default”) after a Responsible Officer becomes aware of such occurrence; (b) any changes in taxes, duties or other charges of Mexico or any political subdivision or taxing authority thereof or any change in any laws of Mexico that may affect the amount or timing of receipt of any payment due under this Agreement or the Notes; (c) any litigation or proceeding affecting the Borrower or its Material Subsidiaries in which the amount claimed against the Borrower or its Material Subsidiaries is in excess of $100,000,000 and not covered by insurance or in which injunctive or similar relief is sought; (d) any development or event which has had or could reasonably be expected to have a Material Adverse Effect; and (e) any transaction permitted by Section 5.09(a) involving the Borrower whereby a current wholly-owned Subsidiary of the Borrower is the surviving entity.

SECTION 5.08. Pari Passu Obligations

The Borrower shall ensure that its obligations hereunder and under the Notes at all times constitute direct, senior, unsecured, unsubordinated obligations of the Borrower ranking at least pari passu in right of payment with all other present or future direct, senior, unsecured, unsubordinated obligations of the Borrower resulting from any Indebtedness of the Borrower.

SECTION 5.09. Limitation on Fundamental Changes and Sale of Assets

(a) Each of the Borrower and its Material Subsidiaries shall not enter into any transaction of merger or consolidation or amalgamation (unless, after giving effect to such transaction, the surviving entity is the Borrower or a current wholly-owned Subsidiary of the Borrower and no Default or Event of Default has occurred and is continuing, and provided further that in the case of any such transaction involving the Borrower, if the surviving entity is a current wholly-owned Subsidiary of the Borrower, such surviving entity succeeds to all of the assets and liabilities of the Borrower and assumes all the obligations of the Borrower under the Loan Documents) or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets.

(b) Each of the Borrower and its Material Subsidiaries shall not convey, sell, lease, assign, transfer or otherwise dispose of its property, business or assets, except (i) the sale or other disposition of inventory or other property in the ordinary course of business, (ii) the sale or discount of accounts receivable in the ordinary course of business (including for financing purposes) for cash and in an amount equal to the fair market value of such accounts receivable, (iii) the sale or other disposition of any property, business or assets to any Subsidiary or to the Borrower or (iv) the sale or other disposition of any property, business or assets, provided that the book value of the property, business or assets subject to such sale or disposition pursuant to this clause (iv) does not exceed in the aggregate 10% of the total assets of the Borrower and its Subsidiaries (excluding the Unrestricted Subsidiaries), on a consolidated basis, as determined in accordance with Mexican GAAP, at the time of such sale or disposition.

SECTION 5.10. Transactions with Affiliates

Each of the Borrower and its Material Subsidiaries will not enter into any material transaction or material group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate, except pursuant to the reasonable requirements of its or their respective business and upon fair and reasonable terms no less favorable to the Borrower or its Material Subsidiaries, as the case may be, than would be obtainable in a comparable arm’s-length transaction with a Person other than an Affiliate.

SECTION 5.11. Financial Covenants

The Borrower shall not:

(a) Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending after the Closing Date to be less than 3.00 to 1; or

(b) Permit the Consolidated Leverage Ratio at any time after the Closing Date to exceed 3.75 to 1.

SECTION 5.12. Liens

The Borrower will not, and will not permit any Material Subsidiary to, create, incur, issue or assume any Indebtedness secured by any Lien on any Restricted Property without in any such case effectively providing that the Loans and the Notes (together with, if the Borrower shall so determine, any other Indebtedness of the Borrower or such Material Subsidiary then existing or thereafter created) shall be secured equally and ratably with or prior to such secured Indebtedness unless, after giving effect thereto, the aggregate principal amount of all such secured Indebtedness (other than Indebtedness secured by Permitted Liens) (“Secured Debt”) would not exceed 9% of the total assets of the Borrower and its Subsidiaries (excluding the Unrestricted Subsidiaries), on a consolidated basis, as determined in accordance with Mexican GAAP. The Borrower will not, and will not permit any of its Subsidiaries to, make or offer to make any payment, prepayment, repurchase or redemption of or otherwise defease any Secured Debt, except for the payment of interest when due and owing with respect to such Secured Debt.

SECTION 5.13. Use of Proceeds

The proceeds of the Loans shall be used by the Borrower solely (i) to refinance its obligations under the 2004 Credit Agreement, and (ii) for general corporate purposes.

SECTION 5.14. Definition and Treatment of Unrestricted Subsidiaries.

The Borrower agrees that if it enters into any agreement governing Indebtedness for borrowed money (other than Indebtedness evidenced by bonds, notes or debentures) (each, a “Subsequent Agreement”) with a weighted average maturity of at least one year that provides for a definition of “Unrestricted Subsidiary” or “Material Subsidiary” or for covenants relating to such Subsidiaries that are more favorable to the creditors with respect to such Indebtedness than the definitions and covenants set forth in this Agreement, it shall so notify the Administrative Agent and shall agree within the subsequent 30 days, if so requested by the Administrative Agent, to amend this Agreement to reflect the same terms of the relevant provisions in such Subsequent Agreement.

ARTICLE VI

Events of Default

SECTION 6.01. Events of Default.

If any of the following events shall occur and be continuing:

(a) The Borrower shall fail to pay any amount of principal, interest or other amounts due under this Agreement or any Note on the due date for payment or prepayment therefor and, in the case of any amount other than principal, such failure continues for more than five days; or

(b) Any representation or warranty made or deemed to be made by the Borrower herein, or in any Loan Document, or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement, or any Note, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) The Borrower shall default in the observance or performance of any covenant contained in Sections 5.07(a), 5.08, 5.09, 5.11, 5.12 or 5.13; or

(d) The Borrower shall default in the observance or performance of any other material obligations contained in this Agreement (other than as provided in paragraphs (a) through (c) of this Article), and such default shall continue unremedied for a period of 30 days from the earlier of the time (i) the Administrative Agent gives notice to the Borrower of such default or (ii) a Responsible Officer of the Borrower first becomes aware of such default; or

(e) The Borrower or any of its Material Subsidiaries shall (i) default in any payment of principal of or interest aggregating in excess of $100,000,000 (or the equivalent thereof in any currency) in respect of any Indebtedness (other than the Notes and the Loans); or (ii) default in the observance or performance of any other agreement or condition relating to any outstanding Indebtedness (other than the Notes and the Loans) aggregating in excess of $100,000,000 (or the equivalent thereof in any currency), the effect of which default is to cause the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or

(f) (i) The Borrower or any of its Material Subsidiaries shall commence any case, proceeding or other action (a) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, concurso mercantil, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian, conservator, síndico, conciliador or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Material Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Material Subsidiaries, any case, proceeding or other action of a nature referred to in clause (i) above which (a) results in the entry of an order for relief or any such adjudication or appointment or (b) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced under any existing or future law of Mexico or by any competent Governmental Authority against the Borrower or any of its Material Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Material Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Material Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its or their respective debts, as the case may be, as they become due; or

(g) One or more judgments or decrees shall be entered against the Borrower or any of its Material Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $100,000,000 (or the equivalent thereof in any currency) or more, and such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof or otherwise as reserved against by the Borrower or any of its Subsidiaries in accordance with Mexican GAAP; or

(h) This Agreement or the Notes shall cease to be in full force and effect in any material respect, or the Borrower shall so assert; or

(i) A Change in Control shall have occurred; or

(j) Any material license, approval, right, privilege, franchise or concession necessary for each of the Borrower and its Material Subsidiaries to conduct its business shall have been terminated, cancelled or modified in a manner which could result in a Material Adverse Effect or any Governmental Authority shall terminate or cancel any authorization or approval granted with respect to the Loan Documents or modify any such authorization or approval in a manner which could result in a Material Adverse Effect, unless (a) such termination, cancellation or modification is capable of being cured in the reasonable opinion of the Administrative Agent within 30 days from the date of its occurrence in the ordinary course of the Borrower’s business and (b) the Borrower or its Material Subsidiaries, as the case may be, is taking prompt action to cure such termination, cancellation or modification;

then, and in any such event, (a) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (b) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Article, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

ARTICLE VII

The Administrative Agent

SECTION 7.01. Authorization and Action

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement, together with such actions and powers as are reasonably incidental thereto.

SECTION 7.02. Citibank, N.A. and Affiliates

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 7.03. Agent’s Duties

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Majority Lenders, and (c) except as expressly set forth herein, and except with respect to material information delivered pursuant to this Agreement to the Administrative Agent in its capacity as such, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as

Administrative Agent or any of its Affiliates in any capacity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it or them under or in connection with this Agreement, with the consent or at the request of the Majority Lenders (or all the Lenders, if applicable), in the absence of its or their own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 7.04. Agent’s Reliance

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05. Sub-agents

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent, which sub-agent shall be an Affiliate of the Administrative Agent or shall meet the financial qualifications of a successor Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Affiliates. The exculpatory provisions of the preceding Sections of this Article shall apply to any such sub-agent and to the Affiliates of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities of the Administrative Agent.

SECTION 7.06. Successor Agents

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon notice of any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within

30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and in consultation with the Borrower, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 8.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

SECTION 7.07. Lender Credit Decision

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

SECTION 7.08. No Other Duties, Etc.

Notwithstanding anything herein to the contrary, none of the Joint Bookrunners, Mandated Lead Arrangers, Documentation Agents or the Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or any of the Lenders hereunder.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Amendments and Waivers

Neither this Agreement nor any Note nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section. The Majority Lenders may, or, with the written consent of the Majority Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the Notes for the purpose of adding any provisions to this Agreement or the Notes or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Majority Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the conditions or requirements of this Agreement or the Notes or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the Tranche A Maturity Date or Tranche B Maturity Date, as the case may be, or extend the scheduled date of any principal payment of any Loans, or reduce the stated rate of any interest or fee payable hereunder or under the Notes or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of, in the case of the Tranche A Facility and the Tranche A Loans, each Tranche A Lender affected thereby and in the case of the Tranche B Facility and the Tranche B Loans, each Tranche B Lender affected thereby, or (ii) amend, modify or waive any provision of this Section or Section 2.09 or reduce the percentage specified in the definition of Majority Lenders, or any provision of this Agreement that requires the consent or action of each Lender or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or the Notes, in each of the cases in this clause (ii), without the written consent of all the Lenders, or (iii) amend, modify or waive any provision of Article VII without the written consent of the then Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the Lenders, and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Notes.

SECTION 8.02. Notices

(a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower, and the Administrative Agent, and as set forth in Schedule I in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Borrower:	Teléfonos de México, S.A. de C.V.
Parque Via 198, Suite 201
Colonia Cuauhtémoc
06599 México, D.F., México
Attention: Jose Manuel Camacho, Treasurer
Telecopy: (52-555) 255-0347 or (52-555) 203-5972
Telephone: (52-555) 222-5167 or (52-555) 222-1407
Email: jcamacho@telmex.com

The Administrative Agent:	Citibank, N.A.
2 Penns Way
Suite 200
New Castle, DE 19720
Attention: Lisa Rodriguez
Tel: 302-894-6070
Fax: 212-994-0961
Email: lisa.m1.rodriguez@citigroup.com

With a copy to:	Citigroup Global Markets Inc.
Global Loans Capital Markets
390 Greenwich Street, First Floor
New York, NY 10013
Attention: Carlos Corona
Telecopy: (212) 723-8543
Telephone: (212) 723-6771
Email: carlos.corona@citigroup.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 2.03, 2.07 or 2.08 or to or upon the Borrower pursuant to Section 8.06(c) shall not be effective until received.

(b) So long as Citibank, N.A. is the Administrative Agent, the Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any default or event of default under this Agreement or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications by email with “pdf”, Word or Excel attachments or any other electronic format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

(c) The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission systems (the “Platform”). The Administrative Agent and the Lenders acknowledge that the Platform is not provided by the Borrower, and the Borrower has no responsibility for posting Communications on the Platform or for the performance of the Platform.

(d) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT

OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(e) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(f) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.03. No Waiver; Cumulative Remedies

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the Notes shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 8.04. Survival of Representations and Warranties

All representations and warranties made hereunder shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans hereunder. It is understood that all representations and warranties so made are only made on the date hereof and on the Borrowing Date.

SECTION 8.05. Payment of Expenses and Taxes; Indemnification

(a) The Borrower shall (i) pay or reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses in connection with any amendment, supplement or modification to this Agreement, the Notes and any other documents prepared in connection herewith or therewith, including, without limitation, the reasonable and documented fees, disbursements and other charges of New York counsel and Mexican counsel to the Administrative Agent, (ii) pay or reimburse for all documented out-of-pocket expenses of the Administrative Agent and the Lenders incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes, and any such other related documents, including, without limitation, the fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent, (iii) pay or reimburse the Joint Bookrunners for all of their reasonable and documented out-of-pocket costs incurred in connection with this Agreement and the Notes, up to an amount not to exceed U.S.$20,000, (iv) pay, indemnify, and hold each Lender and the Administrative Agent, harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar Mexican taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes and any such other documents, and (v) pay, indemnify, and hold each Lender, the Administrative Agent and their respective Affiliates and the respective officers, directors, employees, advisors and agents of any of them or such Affiliates harmless from and against any and all other liabilities, losses, damages, penalties, actions, judgments, suits and reasonable and documented related out-of-pocket expenses with respect to the execution, delivery, enforcement and performance of this Agreement, the Notes, and any such other documents and the use or the proposed use of the proceeds of the Loans (all the foregoing in this clause (v), collectively, the “indemnified liabilities”), provided that the Borrower shall have no obligation hereunder to the Administrative Agent or any Lender with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Administrative Agent or any such Lender, as the case may be. The agreements in this Section shall survive repayment of the Notes and all other amounts payable hereunder.

(b) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under Section 8.05(a), each Lender severally agrees to pay to the Administrative Agent, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, as the case may be, in their respective capacities as such.

SECTION 8.06. Successors and Assigns; Participations and Assignments

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent and all future permitted holders of the Notes and their respective permitted successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender and any purported assignment by the Borrower without such consent will be null and void.

(b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, or any other interest of such Lender hereunder and under such Lender’s Note. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. The Borrower agrees that if amounts outstanding under this Agreement and the Notes are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 8.07(a) as fully as if it were a Lender hereunder. Any Participant exercising such right of setoff shall promptly provide notice to the Borrower of such setoff, provided, however, that the failure by any Participant to provide such notice to the Borrower shall not give the Borrower any cause of action or right to damages or any other remedy against such Participant, any Lender or the Administrative Agent. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.13 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred unless the Borrower has consented to such participation. Each Lender agrees that any agreement between such Lender and any such Participant in respect of such participating interests shall not restrict such Lender’s right to agree to any amendment, supplement, waiver or modification to this Agreement except that any such Participant may have the right to consent to any such amendment, supplement, waiver or modification for which the consent of the transferor Lender is required under subclause (i) or (ii) of the proviso contained in Section 8.01. Notwithstanding any other provision contained herein, the Borrower shall not, at any time, be obligated to pay to any Lender any amounts in excess of what the Borrower would have been obligated to pay to such Lender hereunder if such Lender had not sold any participation in its rights and obligations under this Agreement unless the Borrower has consented to such participation.

(c) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time assign to any Lender or any Affiliate thereof or, with notice to the Administrative Agent and, if no Event of Default has occurred and is continuing, the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), to (A) another bank, export credit agency or financial institution, either being a Mexican financial institution or organized under the laws of a jurisdiction outside of Mexico, provided that such Lender, Affiliate, export credit agency, bank or financial institution (other than a Mexican financial institution) is (x) registered in the Registry of Foreign Banks, Financing Entities, Pension and Retirement Funds and Investment Funds (Registro de Bancos, Entidades de Financiamiento, Fondos de Pensiones y Jubilaciones y Fondos de Inversión del Extranjero) of the Ministry of Finance for purposes of Article 195-I or 196-II of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) or any successor provision and to the extent applicable provides to the Ministry of Finance the information described in such Article 195-I or successor provision, and (y) resident (or, if such entities are lending through a branch or an agency, the principal office of such entities are resident) for tax purposes in a jurisdiction with which Mexico has in effect a treaty for the avoidance of double taxation, or (B) if an Event of Default has occurred and is continuing, any Eligible Assignee (in each case under clauses (A) and (B), an “Assignee”), all or any part of its rights and obligations under this Agreement and the Notes pursuant to an Assignment and Acceptance, substantially in the form of Exhibit H hereto (each, an “Assignment and Acceptance”), executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Borrower, if required, and the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register (as defined below); provided that, in the case of any such assignment, the aggregate principal amount of the portion of the Loans so assigned is not less than $5,000,000 and $1,000,000 increments in excess thereof (or (i) if less, the then outstanding amount of such Loans or (ii) such lesser amount as may be agreed by the Borrower and the Administrative Agent); and provided further, however, that the Borrower shall be deemed to have consented to any assignment if the Borrower does not object in writing to such assignment within five Business Days after receiving notice of such assignment. Any assignment which does not meet the requirements set forth above shall be null and void. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Loan as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any other provisions contained herein, the Borrower shall not, at any time, be obligated to pay to any Assignee any amounts pursuant to Section 2.11 or 2.12 in excess of what the Borrower would have been obligated to pay to the assigning Lender if such Lender had not assigned its rights to the Assignee unless the Borrower has consented to such Assignment.

(d) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and, the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, if required, by the Borrower and the Administrative Agent), together with payment to the Administrative Agent of a registration and processing fee of $3,000 (payable by the Assignee), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower. The Borrower shall not be required to issue and/or endorse any Notes in connection with any assignment of Loans hereunder, other than in connection with partial assignments of Loans hereunder.

(f) The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a ”Transferee”) and any prospective Transferee that has agreed to preserve the confidentiality thereof any and all financial information in such Lender’s possession concerning the Borrower and its respective affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its respective affiliates prior to becoming a party to this Agreement.

(g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of the Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Note to any Federal Reserve Bank in accordance with applicable law.

SECTION 8.07. Adjustments; Set-off

(a) If any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of its Loans (other than a payment under Section 2.10, 2.11, 2.12 or 2.13 or under any insurance policy in favor of a Benefitted Lender with respect to its Loans), or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Article VI(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount being due and unpaid by the Borrower hereunder or under the Notes (whether at stated maturity, by acceleration or otherwise) to setoff and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any of its Subsidiaries or Affiliates or any branch or agency thereof to or for the credit or the account of the Borrower. Any Lender exercising such right of setoff shall promptly provide notice to the Borrower and the Administrative Agent of such setoff, provided, however, that the failure by any Lender to provide such notice to the Borrower shall not give the Borrower any cause of action or right to damages or any other remedy against such Lender, any other Lender or the Administrative Agent and shall not affect the validity of such setoff and application.

SECTION 8.08. Counterparts

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

SECTION 8.09. Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8.10. Integration

This Agreement and the Notes represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the Notes.

SECTION 8.11. Section Headings

The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 8.12. GOVERNING LAW

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 8.13. Submission to Jurisdiction; Waivers

Each party hereto hereby irrevocably and unconditionally: (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Notes, or for recognition and enforcement of any judgment in respect thereof, to the jurisdiction of the Courts of the State of New York in the Borough of Manhattan, City of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof and to the courts of its own corporate domicile in respect of any actions brought against it as a defendant in any action or proceeding arising out of this Agreement or the Notes; (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court, agrees not to plead or claim the same and, to the extent permitted by the applicable law, waives any right to which it may be entitled on account of place of residence or domicile; (c) agrees that the final judgment in any such action or proceeding shall be conclusive and binding and may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law; (d) in the case of the Borrower, agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to CT Corporation System as the Borrower’s agent in New York City for service of process at its address at 111 Eighth Avenue, New York, New York 10011 or at such other address of which the Administrative Agent shall have been notified in writing by the Borrower; (e) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and (f) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

SECTION 8.14. Waiver of Immunities

To the extent permitted by applicable law, if the Borrower has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, the Borrower hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement and the Notes. The Borrower agrees that the waivers set forth above shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and are intended to be irrevocable and not subject to withdrawal for purposes of such Act.

SECTION 8.15. Judgment Currency

The obligation of the Borrower hereunder to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars except to the extent to which such tender or recovery shall result in the effective receipt by the Lenders of the full amount of Dollars expressed to be payable hereunder, and the Borrower shall indemnify the Lenders (as an alternative or additional cause of action) for the amount (if any) by which such effective receipt shall fall short of the full amount of Dollars expressed to be payable hereunder and such obligation to indemnify shall not be affected by judgment being obtained for any other sums due hereunder.

SECTION 8.16. Acknowledgements

The Borrower hereby acknowledges that neither the Administrative Agent nor any Lender has any fiduciary relationship to the Borrower under this Agreement, and the relationship under this Agreement between the Lenders, on one hand, and the Borrower, on the other hand, is solely that of debtor and creditor.

SECTION 8.17. Loans by International Banking Institutions.

It is the policy of the Board of Governors of the U.S. Federal Reserve System that extensions of credit by international banking facilities (as defined in Section 204.8(a) of Regulation D) may be used only to finance the non-U.S. operations of a customer (or its foreign affiliates) located outside the United States as provided in Section 204.8(a)(3)(vi) of Regulation D. The Borrower hereby acknowledges this policy and therefore agrees that the proceeds of the Loans by the International Banking Facility of any of the Lenders will be used solely to finance the non-U.S. operations of the Borrower or its foreign affiliates.

SECTION 8.18. WAIVERS OF JURY TRIAL

THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY NOTE OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their proper and duly authorized officers and delivered in New York, New York as of the day and year first above written.

TELÉFONOS DE MÉXICO, S.A. DE C.V.,
as Borrower

By:
Name:
Title:

By:
Name:
Title:

CITIBANK, N.A.,
as an Administrative Agent

By:
Title:

CITIBANK, N.A., NASSAU BAHAMAS BRANCH, as a Lender

By:
Title:

CITIGROUP GLOBAL MARKETS INC.
as a Mandated Lead Arranger and as a Joint Bookrunner

By:
Title:

ABN AMRO BANK N.V.,
as a Mandated Lead Arranger, Syndication Agent, Joint Bookrunner and as a Lender

By:
Title:

By:
Title:

BBVA SECURITIES INC.
as a Mandated Lead Arranger, Joint Bookrunner and as a Documentation Agent

By:
Title:

By:
Title:

BANCO BILBAO VIZCAYA ARGENTARIA, S.A., as a Lender

By:
Title:

By:
Title:

HSBC SECURITIES (USA) INC.,
as a Mandated Lead Arranger, Joint Bookrunner and as Documentation Agent

By:
Title:

HSBC BANK USA, National Association as a Lender

By:
Title:

BANK OF AMERICA, N.A.
as a Mandated Lead Arranger and as a Lender

By:
Title:

CALYON NEW YORK BRANCH
as a Mandated Lead Arranger and as a Lender

By:
Title:

By:
Title:

EXPORT DEVELOPMENT CANADA
as a Mandated Lead Arranger and as a Lender

By:
Title:

By:
Title:

ING CAPITAL LLC,
as a Mandated Lead Arranger

By:
Title:

ING BANK, N.V. (acting through its Curaçao Branch), as a Lender

By:
Title:

By:
Title:

MIZUHO CORPORATE BANK, LTD.,
as a Mandated Lead Arranger and as a Lender

By:
Title:

THE BANK OF NOVA SCOTIA,
as a Mandated Lead Arranger

By:
Title:

THE BANK OF NOVA SCOTIA,
as a Lender

By:
Title:

BANCO SANTANDER CENTRAL HISPANO S.A., New York Branch
as a Lender

By:
Title:

By:
Title:

THE BANK OF TOKYO – MITSUBISHI, LTD., NEW YORK BRANCH
as a Lender

By:
Title:

By:
Title:

BARCLAYS BANK PLC,
as a Lender

By:
Title:

BNP PARIBAS,
as a Lender

By:
Title:

By:
Title:

BAYERISCHE LANDESBANK,
as a Lender

By:
Title:

By:
Title:

CAJA DE AHORROS Y MONTE DE PIEDAD DE MADRID,
as a Lender

By:
Title:

By:
Title:

CALIFORNIA COMMERCE BANK
as a Lender

By:
Title:

By:
Title:

CREDIT SUISSE, acting through its CAYMAN ISLANDS BRANCH,
as a Lender

By:
Title:

By:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender

By:
Title:

By:
Title:

DRESDNER BANK AG, New York Branch, as a Lender

By:
Title:

By:
Title:

JPMORGAN CHASE BANK, N.A.
as a Lender

By:

Name:
Title:

COOPERATIEVE CENTRALE RAIFFEISEN – BOERENLEENBANK “RABOBANK NEDERLAND”, NEW YORK BRANCH as a Lender

By:
Title:

By:
Title:

SANPAOLO IMI S.p.A.,
as a Lender

By:
Title:

By:
Title:

SOCIETE GENERALE,
as a Lender

By:
Title:

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By:
Title:

THE TORONTO-DOMINION BANK
as a Lender

By:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

By:
Title:

SCHEDULE I

COMMITMENTS AND LENDING OFFICES

TRANCHE A AND B BANKS

NO.	LENDER	TRANCHE A COMMITMENT (IN MILLIONS)	TRANCHE B COMMITMENT (IN MILLIONS)	AGGREGATE AMOUNT (IN MILLIONS)	LENDING OFFICE
1	ABN AMRO Bank N.V.	138	124.5	262.5	Prolong. Reforma 600 – 320 Col. Sta Fé Pena Blanca México D.F. Mexico Attn: Rosalía Noble Phone: (52-55) 52-57-78-42 Fax: (52-55) 52-57-78-29 E-Mail: rosalia.noble@abnamro.com
2	Banco Bilbao Vizcaya Argentaria, S.A.	138.0	124.5	262.5	1345 Avenue of Americas, 45th Floor New York, NY, 10105 Contact Person: Jay Levit Phone: (212) 728-1590 Fax: (212) 333-2904 E-Mail: jay.levit@bbvany.com
3	Bank of America, N.A.	60.0	40.0	100.0	1850 Gateway Blvd. Concord, CA 94520 Attn: Indiana Arguello Phone: (925) 675-8075 Fax: (925) 675-8051 E- Mail: indiana.arguello@bankofamerica.com

SCHEDULE I - 1

NO.	LENDER	TRANCHE A COMMITMENT (IN MILLIONS)	TRANCHE B COMMITMENT (IN MILLIONS)	AGGREGATE AMOUNT (IN MILLIONS)	LENDING OFFICE
4	California Commerce Bank	15.771	14.229	30.0	2029 Century Park East 42nd Floor. Los Angeles, CA 90067 Tel: 310-203-3417 Fax: 310-203-37-03 Emial: david.espinosa@ccbusa.com
5	Calyon New York Branch	60.0	40.0	100.0	1301 Ave. of the Americas New York, NY 10019 Tel: 212 261 4139 Fax: 917 849 5467 Email: dawn.evans@us.caylon.com, bob.vaeth@us.caylon.com
6	Citibank, N.A., Nassau Bahamas Branch	122.229	110.271	232.5	Citibank N.A. 2 Penns Way Suite 200 New Castle, DE 19720 Contact Person: Lisa Rodriguez Phone: 302-894-6012 Fax: 212-994-0961 E-Mail: lisa.rodriguez@citigroup.com
7	Export Development Canada	60.0	40.0	100.0	151 O’Connor Street Ottawa, Ontario, Canada K1A 1K3 Attn: Michael Lambe Tel: 613 597 8514 Fax: 613 598 2514 E-mail: mlambe@edc.ca

NO.	LENDER	TRANCHE A COMMITMENT (IN MILLIONS)	TRANCHE B COMMITMENT (IN MILLIONS)	AGGREGATE AMOUNT (IN MILLIONS)	LENDING OFFICE
8	HSBC Bank USA, National Association	138.0	124.5	262.5	452 Fifth Avenue New York, NY 10018 Attn: Jeffrey Rothman Phone: 212-525-67949 Fax: 212-525-2469 E-Mail: jeffrey.rothman@us.hsbc.com
9	ING Bank, N.V. (acting through its Curacao Branch)	60.0	40.0	100.0

Zeelandia Office Park, Kaya W.F.G.

Mensing 14

P.O. Box 3895, Curacao,

Netherlands Antilles

Contact Person: Rodrigo Salazar

Phone: (52-55) 5258-2161

Fax: (52-55) 5259-2701

E-Mail: rodrigo.salazar@Americas.ing.com

10	Mizuho Corporate Bank, Ltd.	60.0	40.0	100.0	1251 Avenue of the Americas New York, NY 10020 Attn: David Costa Phone: 212-282-4964 Fax: 212-282-4385 E-Mail: david.costa@mizuhocbus.com
11	The Bank of Nova Scotia	60.0	40.0	100.0

Blvd. Manuel Avila Camacho #1

18th Floor

Colonia Lomas de Chapultepec

Mexico City, Mexico 11009

Contact Person: Francisco Lira Mariel

Phone: (52-55) 5229-2202

Fax: (52-55) 5229-2010

E-Mail: flira@scotiabankinverlat.com

NO.	LENDER	TRANCHE A COMMITMENT (IN MILLIONS)	TRANCHE B COMMITMENT (IN MILLIONS)	AGGREGATE AMOUNT (IN MILLIONS)	LENDING OFFICE
12	The Bank of Tokyo-Mitsubishi, Ltd., New York Branch	48.0	32.0	80.0	1251 Avenue of the Americas New York, NY 10020 Attn: Hiroshi Azuma, Vice President & Manager Phone: 212-782-4184 Fax: 212-782-6400 E-Mail: hazuma@btmna.com
13	Barclays Bank PLC	24.0	16.0	40.0

Barclays Bank PLC

200 Park Avenue

New York, NY 10166

Attn: Vidal Ramirez

Phone: 212-412-2088

Fax: 212-412-1615

E-Mail: vidal.ramirez@barcap.com

with a copy to: Nicholas Bell

Phone: 212-412-4029

Fax: 212-412-7600

E-Mail: Nicholas.Bell@barcap.com

14	Bayerische Landesbank	39.0	26.0	65.0	560 Lexington Avenue New York, NY 10022 Attn: Loan Administration Patricia Sanchez, VP Phone: 212-310-9810 Fax: 212-310-9930

NO.	LENDER	TRANCHE A COMMITMENT (IN MILLIONS)	TRANCHE B COMMITMENT (IN MILLIONS)	AGGREGATE AMOUNT (IN MILLIONS)	LENDING OFFICE
15	BNP Paribas	39.0	26.0	65.0	787 Seventh Avenue New York, NY 10019 Attn: Stephanie Rogers Phone: 212-841-2973 Fax: 212-841-2996 E- Mail: stephanie.rogers@americas.bnpparibas.com
16	Banco Santander Central Hispano S.A., New York Branch	39.0	26.0	65.0

Banco Santander Central Hispano S.A.,

New York Branch

45 East 53rd Street, New York, NY 10022

Attn: Joana Macedo

Phone: 212-350-3938

Fax: 212-407-1131

E-Mail: jmacedo@schny.com

with a copy to: Ligia Castro

Phone: 212-350-3677

Fax: 212-350-3647/3638

E-Mail: lcastro@schny.com

17	Caja de Ahorros y Monte de Piedad de Madrid	48.0	32.0	80.0

Caja Madrid Miami Agency

701 Brickell Avenue, Suite 2000

Miami, Florida 33131

Contacts: Magdalena Viteri / José Cueto

Phone: (305) 416-7979 / (305) 416-7968

Fax: (305) 371-4243

E-Mail: mviteri@cajamadrid.es / jcueto@cajamadrid.es

NO.	LENDER	TRANCHE A COMMITMENT (IN MILLIONS)	TRANCHE B COMMITMENT (IN MILLIONS)	AGGREGATE AMOUNT (IN MILLIONS)	LENDING OFFICE
18	CREDIT SUISSE, acting through its CAYMAN ISLANDS BRANCH	25.0	—	25.0

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

C/O CIBC Bank and Trust Company (Cayman) Limited

P.O. Box 694GT, 11 Dr. Roy’s Drive

CIBC Financial Centre, 5th Floor

Grand Cayman

Cayman Islands

Fax: 345-949-0626

Contact Person: Mark Waldron

Address: One Madison Avenue, 2nd Floor

New York, NY 10010

Phone: 212-325-3030

Fax: 212-538-6851

E-Mail: Mark.Waldron.2@csfb.com

19	Deutsche Bank AG New York Branch	40.0	0.0	40.0	60 Wall Street New York, NY 10005 Attn: Bettina Maier Phone: 212-250-5035 Fax: 212-797-0510 E-Mail: bettina.maier@db.com
20	Dresdner Bank AG, New York Branch	25.0	—	25.0	Dresdner Bank AG, New York Branch 75 Wall Street New York, NY 10005 Contact Person: Laverne Small Phone: 212-429-2511 Fax: 212-429-2130 E-Mail: laverne.small@drkw.com

NO.	LENDER	TRANCHE A COMMITMENT (IN MILLIONS)	TRANCHE B COMMITMENT (IN MILLIONS)	AGGREGATE AMOUNT (IN MILLIONS)	LENDING OFFICE
21	JPMorgan Chase Bank, N.A.	40.0	—	40.0	JPMorgan Chase Bank Int’l Banking Facility 1111 Fannin 9th Floor Houston, TX 77002 Attn: Keren Kerr, VP Phone: 713-750-3517 Fax: 713-374-4312 E-Mail: Keren.kerr@jpmorgan.com
22	Cooperatieve Centrale Raiffeisen – Boerenleenbank “Rabobank Nederland”, New York Branch	25.0	0.0	25.0

Cooperatieve Centrale Raiffeisen –

Boerenleenbank “Rabobank Nederland”,

245 Park Avenue, New York, NY 10167

Please note that neither of the following addresses is a legal lending office and as such neither should be listed as a lending office.

Address for notices:

c/o Rabo Support Services

10 Exchange Place

Jersey City, NJ 10167

Attention: Corporate Services Department

Fax: 201-499-5366

NO.	LENDER	TRANCHE A COMMITMENT (IN MILLIONS)	TRANCHE B COMMITMENT (IN MILLIONS)	AGGREGATE AMOUNT (IN MILLIONS)	LENDING OFFICE

With a copy to:

Rabobank International

Bosques de Alisos 47B, 2do Piso

Bosques de las Lomas

Mexico City, Mexico

Attention: Josefina Alonso

Phone: 525 55 261 0008

Fax: 525 55 261 0060

Please note again that neither of the 2 immediate above addresses is a legal lending office and as such neither should be listed as a lending office.

23	SANPAOLO IMI S.p.A.	39.0	26.0	65.0	SANPAOLO IMI S.p.A. – New York Branch 245 Park Avenue, 35th Floor New York, NY 10023 Attn: Barbara Bassi Phone: 212-692-3141 Fax: 212-599-5307
24	Societe Generale	39.0	26.0	65.0	1221 Avenue of the Americas New York, NY 10021 Attn: Mark Vigil Phone: 212-278-7350 Fax: 212-278-6146 E-Mail: mark.vigil@sgcib.com

NO.	LENDER	TRANCHE A COMMITMENT (IN MILLIONS)	TRANCHE B COMMITMENT (IN MILLIONS)	AGGREGATE AMOUNT (IN MILLIONS)	LENDING OFFICE
25	Sumitomo Mitsui Banking Corporation	39.0	26.0	65.0

Sumitomo Mitsui Banking Corporation

277 Park Avenue, 6th Floor

New York, NY 10172

Attn: Delma Mitchell / Yoshimi Yabu

Phone: 212-224-4387 / 212-224-4380

Fax: 212-224-4391 / 212-224-4391

E-Mail: Delma_C_Mitchell@smbcgroup.com

Yoshimi_Yabu@smbcgroup.com

26	The Toronto-Dominion Bank	40.0	—	40.0

The Toronto-Dominion Bank

Royal Trust Tower-18th Floor

77 King Street West

Toronto, Ontario M5K 1A2

Attn: Matthew Wierzchowski, U.S. Credit

Administration

Phone: 416-307-0529

Fax: 416-983-1708

E-Mail: matthew.wierzchowski@tdsecurities.com

27	Wachovia Bank, National Association	39.0	26.0	65.0	Wachovia Bank, National Association 191 Peachtree St., NE Atlanta, GA 30309 GA8088 Attn: Kay Reedy Phone: 404-332-5262 Fax: 404-332-5905 E-Mail: kathleen.reedy@wachovia.com

	Totals	1,500.0	1,000.0	2,500.0	—

SCHEDULE 3.13

UNRESTRICTED SUBSIDIARIES

Latam Telecomunicaciones LLC

Embratel Participações S.A

Empresa Brasileira de Telecomunicações S.A.

Star One S.A.

Telmex do Brasil Ltda.

Telmex Chile Holding S.A.

Telmex Corp, S.A. (previously Chilesat Corp. S.A.)

Techtel LMDS Comunicaciones Interactivas S.A.

Telmex Argentina S.A.

Metrored Telecomunicaciones S.R.L.

Telmex Colombia S.A.

Telmex Perú S.A.

SCHEDULE 3.13 - 1

EXHIBIT A

FORM OF TRANCHE A NOTE

PAGARÉ

TRANCHE A PROMISSORY NOTE

NON-NEGOTIABLE	NO NEGOCIABLE

U.S.$ Dlls.	E.U.A.$ Dls.

For value received, the undersigned TELÉFONOS DE MÉXICO, S.A. DE C.V. (the “Borrower”), by this Promissory Note, unconditionally promises to pay to the order of (the “Lender”), the principal sum of U.S.$ ( DOLLARS OF THE UNITED STATES OF AMERICA 00/100) payable on [ ], 2009 (the “Maturity Date”).	Por valor recibido, la suscrita TELÉFONOS DE MÉXICO, S.A. DE C.V. (el “Deudor”), por este Pagaré promete incondicionalmente pagar a la orden de (el “Banco”), la suma principal de E.U.A.$ ( DÓLARES DE LOS ESTADOS UNIDOS DE AMÉRICA 00/100) pagadera el [ ] 2009 (la “Fecha de Vencimiento”).

The undersigned also unconditionally promises to pay interest on the outstanding and unpaid principal amount of this Promissory Note, from the date hereof until the date on which such principal amount shall be paid in full, calculated with respect to each day during each Interest Period (as defined below), at a rate per annum equal to the LIBO Rate (as defined below) determined for such Interest Period (including the first day but excluding the last day of each such period) plus the Applicable Margin (as defined below). Interest shall be payable in arrears on the last day of each Interest Period.	La suscrita promete asimismo incondicionalmente pagar intereses sobre el saldo insoluto de principal de este Pagaré, desde la fecha del presente hasta la fecha en que dicho principal sea pagado en su totalidad, calculados respecto de cada día durante cada Período de Intereses (como se define más adelante), a una tasa anual igual a la Tasa LIBO (como se define abajo) que se determine para dicho Período de Intereses (incluyendo el primer día pero excluyendo el último día de cada uno de dichos períodos) más el Margen Aplicable (como se define abajo). Los intereses serán pagaderos en forma vencida en el último día de cada Período de Intereses.

If all or a portion of (i) the principal amount hereof, (ii) any interest payable hereunder, or (iii) any other amount payable hereunder shall not be paid when due (whether at stated	Si todo o una parte de (i) la suma de principal del presente, (ii) los intereses pagaderos conforme al presente o (iii) cualquier otra suma pagadera conforme al presente, no fuere

EXHIBIT A - 1

maturity, by acceleration or otherwise), such overdue amount shall bear interest to the extent permitted by applicable law at a rate per annum equal to the LIBO Rate for the interest periods determined by the Administrative Agent in its reasonable discretion plus (x) the Applicable Margin plus (y) 2% per annum, in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment) and shall be payable on demand.	pagada a su vencimiento (ya sea en su vencimiento programado, por aceleración o de cualquier otra forma), la suma debida y no pagada devengará intereses en la medida permitida por la ley aplicable a una tasa anual igual a la Tasa LIBO para los períodos de intereses determinados por el Agente Administrativo, usando su discreción de manera razonable más (x) el Margen Aplicable más (y) 2% anual, en cada caso desde la fecha de falta de pago hasta que tal suma sea pagada en su totalidad (antes y después de una sentencia), pagaderos a la vista.

Interest hereunder shall be calculated on the basis of a 360-day year for actual days elapsed.	Los intereses conforme al presente serán calculados sobre la base de un año de 360 días respecto del número de días efectivamente transcurridos.

For purposes of this Promissory Note, the following terms shall have the following meanings:	Para efectos de este Pagaré, los siguientes términos tendrán los siguientes significados:

“Administrative Agent” means Citibank, N.A.	“Agente Administrativo” significa Citibank, N.A.

“Applicable Margin” means 0.30%.	“Margen Aplicable” significa 0.30%.

“Business Day” means any day (other than a Saturday or a Sunday or other day on which commercial banks in New York City or Mexico City are authorized or required by law to close), on which commercial banks are open for international business (including dealings in United States dollars deposits) in London.	“Día Hábil” significa cualquier día (excepto sábado o domingo u otro día en el que los bancos comerciales en la ciudad de Nueva York o en la ciudad de México estén autorizados o sean requeridos por ley a cerrar), en el que los bancos comerciales estén abiertos para transacciones internacionales (incluyendo depósitos en dólares de los Estados Unidos de América) en Londres.

“Interest Period” means, in the case of (A) the first such Interest Period, the period beginning on the date hereof and ending on the numerically corresponding date in the [third][sixth] calendar month thereafter, and (B) each succeeding Interest Period, the period	“Período de Intereses” significa respecto (A) del primer Periodo de Intereses, el periodo que comience en la fecha del presente y que termine el día numéricamente correspondiente [tres][seis] meses después, y (B) de cada uno de los Períodos de Intereses

EXHIBIT A - 2

beginning on the last day of the preceding Interest Period and ending on the numerically corresponding date in the [third] [sixth] calendar month thereafter, provided that: (1) if any such period would otherwise end on a day which is not a Business Day, such period shall be extended to the next succeeding Business Day unless such day falls into the following calendar month, in which event such period shall end on the next preceding Business Day; (2) any such period which would otherwise extend beyond the Maturity Date, shall end on the Maturity Date; and (3) any such period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such period) shall end on the last Business Day of a calendar month.	subsecuentes, el período que comience en el último día del Período de Intereses inmediato anterior y que termine el día numéricamente correspondiente [tres] [seis] meses después; en el entendido que (1) si cualquiera de dichos períodos terminara en un día que no sea un Día Hábil, tal período se extenderá al Día Hábil inmediato siguiente, salvo que tal Día Hábil tenga lugar en otro mes calendario, en cuyo caso tal período terminará en el Día Hábil anterior; (2) cualquiera de tales períodos que terminara después de la Fecha de Vencimiento, terminará en la Fecha de Vencimiento; y (3) cualquier Período que inicie el último Día Hábil de un mes calendario (o en un día respecto del cual no exista día numéricamente correspondiente en el mes calendario en que termine tal Período) terminará el último Día Hábil de un mes calendario.

“LIBO Rate” means, with respect to each day during each Interest Period, the rate per annum equal to (a) the rate (rounded upwards, if necessary, to the nearest 1/16 of 1%) for United States dollar deposits based on the period equal to the duration of such Interest Period, as it appears on the display page designated as “Telerate British Bankers Assoc. Interest Settlement Rates Page” (page 3750) on Telerate System Incorporated (or such other page as may replace such page on that service) at or about 11:00 a.m. (London time) two (2) London Banking Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period or (b) if such service is not available, the average (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the respective rates notified to Citibank, N.A. by each Reference Lender as the rate at which United States dollar deposits based on the period equal to the duration of such Interest Period are offered to such Reference Lender by prime banks in the London interbank eurodollar market, at or about 11:00 a.m. (London time)	“Tasa LIBO” significa, respecto de cada día durante cada Período de Intereses, la tasa anual igual a (i) la tasa (redondeada hacia arriba, de ser necesario, al más cercano 1/16 de 1%) respecto de depósitos a un plazo igual a la duración del Período de Intereses de que se trate en dólares de los Estados Unidos de América, que aparezca en la página designada como la “Telerate British Bankers Assoc. Interest Settlement Rates Page” (página 3750) en el Sistema Telerate (o cualquier otra página que reemplace tal pagina en el sistema) a las 11:00 a.m. (hora de Londres) dos (2) Días Bancarios en Londres antes del inicio de tal Período de Intereses para entrega el primer día de tal Período de Intereses o (ii) si tal servicio no estuviere disponible, el promedio (redondeado hacia arriba, de ser necesario, al más cercano 1/16 de 1%) de las tasas correspondientes que se notifiquen a Citibank, N.A. por cada Acreedor de Referencia como la tasa a la que depósitos a un plazo igual a la duración del Período de

EXHIBIT A - 3

two (2) London Banking Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, in an amount equal to the principal amount hereof.	Intereses de que se trate en dólares de los Estados Unidos de América sean ofrecidos a tal Acreedor de Referencia por bancos de primer orden en el mercado interbancario de Londres para eurodólares, a las 11:00 a.m. (hora de Londres), dos (2) Días Bancarios en Londres antes del inicio de tal Período de Intereses para entrega el primer día de tal Período de Intereses, en una suma igual a la suma principal del presente.

“London Banking Day” means a day on which dealings in deposits in United States dollars are carried on in the London interbank market.	“Día Bancario en Londres” significa cualquier día en que operaciones relacionadas con depósitos en dólares de los Estados Unidos de América se lleven a cabo en el mercado interbancario de Londres.

“Reference Lenders” means Citibank, N.A., ABN AMRO Bank N.V. and HSBC Bank USA, National Association.	“Acreedores de Referencia” significa Citibank, N.A., ABN AMRO Bank N.V. y HSBC Bank USA, National Association.

All payments required to be made pursuant to this Promissory Note shall be made without setoff or counterclaim, not later than 12:00 noon, New York City time, on the date due, in United States dollars and in immediately available funds, at the Administrative Agent’s principal office, currently located at Penns Way, Suite 200, New Castle, DE 19720.	Todos los pagos que deban hacerse conforme a este Pagaré serán efectuados sin compensación o deducción, antes de las 12:00 del medio día, hora de la ciudad de Nueva York, en la fecha en que venzan, en dólares de los Estados Unidos de América y en fondos disponibles inmediatamente, en la oficina principal del Agente Administrativo, localizada en Penns Way, Suite 200, New Castle, DE 19720.

The undersigned agrees to pay or reimburse upon demand, in like manner and funds, all losses, costs, damages, penalties, actions, judgments, suits and reasonable expenses of the holder hereof or of the Administrative Agent, if any, with respect to the enforcement of this Promissory Note (including without limitation, all reasonable legal costs and expenses).	La suscrita conviene en pagar o reembolsar a la vista, en la misma forma y fondos, cualquier pérdidas, costos, daños, penas, sumas impuestas conforme a cualquier acción, sentencia o demanda y gastos razonables del tenedor del presente o del Agente Administrativo, si hubiera alguno, incurridos en relación con el procedimiento de cobro del presente Pagaré (incluyendo, sin limitación, todos los costos y gastos legales razonables).

All payments by the undersigned of principal and interest hereunder shall be made free and	Todos los pagos de principal e intereses a efectuarse por la suscrita de acuerdo al

EXHIBIT A - 4

clear of and without deduction or withholding for or on account of, any present or future income, excise, stamp or franchise taxes and other taxes, fees, levies, imposts, duties, charges, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any taxing authority of or within the United Mexican States (or by any political subdivision thereof or therein) or any other jurisdiction from which or through which payments are made. In the event that the undersigned shall be compelled by law to make any such deduction or withholding, then the undersigned shall pay such additional amounts as may be necessary to ensure that the net amounts received by the holder hereof shall equal the amount that such holder would have received if such deductions or withholdings would not have been made.	presente, deberán hacerse libres de y sin deducción o retención alguna por cualesquier impuesto sobre ingresos, gravamen, impuestos sobre el timbre o impuestos sobre franquicias y otros impuestos, comisiones, contribuciones, derechos, cargas o retenciones, presentes o futuros, establecidos, impuestos, cobrados o retenidos por cualquier autoridad fiscal de o dentro de los Estados Unidos Mexicanos (o cualquier subdivisión política de o dentro de los Estados Unidos Mexicanos) o de cualquier otra jurisdicción desde o a través de la cual se realicen pagos de conformidad con este Pagaré. En caso que la suscrita esté legalmente obligada a llevar a cabo cualquier retención o deducción, la suscrita pagará tales sumas adicionales que sean necesarias para garantizar que las sumas netas recibidas por el tenedor del presente sean iguales a la suma que el tenedor hubiere recibido si tales retenciones o deducciones no se hubieren llevado a cabo.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, provided, however, that if any action or proceeding in connection with this Promissory Note is brought to any courts in the United Mexican States, this Promissory Note shall be deemed to be governed under the laws of the United Mexican States.	Este Pagaré se regirá e interpretará de acuerdo con las leyes del Estado de Nueva York, Estados Unidos de América; en el entendido, sin embargo de que si cualquier acción o procedimiento en relación con este Pagaré se iniciara en los tribunales de los Estados Unidos Mexicanos, este Pagaré se considerará regido de acuerdo con las leyes de los Estados Unidos Mexicanos.

Any legal action or proceeding arising out of or relating to this Promissory Note may be brought in any New York State or federal court sitting in the Southern District of New York or any federal court sitting in the City of Mexico, Federal District, United Mexican States. The undersigned waives any right to the jurisdiction of any other court.	Cualquier acción o procedimiento legal que derive o se relacione con este Pagaré podrá ser instituido en los tribunales del Estado de Nueva York o federales localizados en el Distrito Sur tratándose de la Ciudad de Nueva York o cualquier tribunal federal localizado en la ciudad de México, Distrito Federal, Estados Unidos Mexicanos. La suscrita renuncia a la jurisdicción de cualesquiera otros tribunales.

The undersigned hereby waives diligence, demand, protest, presentment, notice of dishonor or any other notice or demand whatsoever.	La suscrita en este acto renuncia a diligencia, demanda, protesto, presentación, notificación de no aceptación y a cualquier notificación o demanda de cualquier naturaleza.

EXHIBIT A - 5

This Promissory Note is executed in both English and Spanish versions. In the case of any conflict or doubt as to the proper construction of this Promissory Note, the English version shall govern, provided, however, that in any action or proceeding brought in any court in the United Mexican States, the Spanish version shall be controlling.	El presente Pagaré se suscribe en versiones en inglés y español. En caso de conflicto o duda en relación con la debida interpretación de este Pagaré, la versión en inglés prevalecerá; en el entendido, sin embargo de que en cualquier procedimiento iniciado en los Estados Unidos Mexicanos, prevalecerá la versión en español.

IN WITNESS WHEREOF, the undersigned has duly executed this Promissory Note as of the date mentioned below.	EN VIRTUD DE LO CUAL, la suscrita ha firmado este Pagaré en la fecha abajo mencionada.

Mexico, Federal District,                          , 2005. / México, D.F., a      de                      de 2005.

TELÉFONOS DE MÉXICO, S.A. DE C.V.

By/Por:
Title/Cargo:

By/Por:
Title/Cargo:

EXHIBIT A - 6

EXHIBIT B

FORM OF TRANCHE B NOTE

PAGARÉ

TRANCHE B PROMISSORY NOTE

NON-NEGOTIABLE	NO NEGOCIABLE

U.S.$ Dlls.	E.U.A.$ Dls.

For value received, the undersigned TELÉFONOS DE MÉXICO, S.A. DE C.V. (the “Borrower”), by this Promissory Note, unconditionally promises to pay to the order of (the “Lender”), the principal sum of U.S.$ ( DOLLARS OF THE UNITED STATES OF AMERICA 00/100) payable on [ ], 2011 (the “Maturity Date”).	Por valor recibido, la suscrita TELÉFONOS DE MÉXICO, S.A. DE C.V. (el “Deudor”), por este Pagaré promete incondicionalmente pagar a la orden de (el “Banco”), la suma principal de E.U.A.$ ( DÓLARES DE LOS ESTADOS UNIDOS DE AMÉRICA 00/100) pagadera el [ ] 2011 (la “Fecha de Vencimiento”).

The undersigned also unconditionally promises to pay interest on the outstanding and unpaid principal amount of this Promissory Note, from the date hereof until the date on which such principal amount shall be paid in full, calculated with respect to each day during each Interest Period (as defined below), at a rate per annum equal to the LIBO Rate (as defined below) determined for such Interest Period (including the first day but excluding the last day of each such period) plus the Applicable Margin (as defined below). Interest shall be payable in arrears on the last day of each Interest Period.	La suscrita promete asimismo incondicionalmente pagar intereses sobre el saldo insoluto de principal de este Pagaré, desde la fecha del presente hasta la fecha en que dicho principal sea pagado en su totalidad, calculados respecto de cada día durante cada Período de Intereses (como se define más adelante), a una tasa anual igual a la Tasa LIBO (como se define abajo) que se determine para dicho Período de Intereses (incluyendo el primer día pero excluyendo el último día de cada uno de dichos períodos) más el Margen Aplicable (como se define abajo). Los intereses serán pagaderos en forma vencida en el último día de cada Período de Intereses.

If all or a portion of (i) the principal amount hereof, (ii) any interest payable hereunder, or (iii) any other amount payable hereunder shall not be paid when due (whether at stated	Si todo o una parte de (i) la suma de principal del presente, (ii) los intereses pagaderos conforme al presente o (iii) cualquier otra suma pagadera conforme al presente, no fuere

EXHIBIT B - 1

maturity, by acceleration or otherwise), such overdue amount shall bear interest to the extent permitted by applicable law at a rate per annum equal to the LIBO Rate for the interest periods determined by the Administrative Agent in its reasonable discretion plus (x) the Applicable Margin plus (y) 2% per annum, in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment) and shall be payable on demand.	pagada a su vencimiento (ya sea en su vencimiento programado, por aceleración o de cualquier otra forma), la suma debida y no pagada devengará intereses en la medida permitida por la ley aplicable a una tasa anual igual a la Tasa LIBO para los períodos de intereses determinados por el Agente Administrativo, usando su discreción de manera razonable más (x) el Margen Aplicable más (y) 2% anual, en cada caso desde la fecha de falta de pago hasta que tal suma sea pagada en su totalidad (antes y después de una sentencia), pagaderos a la vista.

Interest hereunder shall be calculated on the basis of a 360-day year for actual days elapsed.	Los intereses conforme al presente serán calculados sobre la base de un año de 360 días respecto del número de días efectivamente transcurridos.

For purposes of this Promissory Note, the following terms shall have the following meanings:	Para efectos de este Pagaré, los siguientes términos tendrán los siguientes significados:

“Administrative Agent” means Citibank, N.A.	“Agente Administrativo” significa Citibank, N.A.

“Applicable Margin” means 0.425%.	“Margen Aplicable” significa 0.425%.

“Business Day” means any day (other than a Saturday or a Sunday or other day on which commercial banks in New York City or Mexico City are authorized or required by law to close), on which commercial banks are open for international business (including dealings in United States dollars deposits) in London.	“Día Hábil” significa cualquier día (excepto sábado o domingo u otro día en el que los bancos comerciales en la ciudad de Nueva York o en la ciudad de México estén autorizados o sean requeridos por ley a cerrar), en el que los bancos comerciales estén abiertos para transacciones internacionales (incluyendo depósitos en dólares de los Estados Unidos de América) en Londres.

“Interest Period” means, in the case of (A) the first such Interest Period, the period beginning on the date hereof and ending on the numerically corresponding date in the [third] [sixth] calendar month thereafter, and (B) each succeeding Interest Period, the period beginning on the last	“Período de Intereses” significa respecto (A) del primer Periodo de Intereses, el periodo que comience en la fecha del presente y que termine el día numéricamente correspondiente [tres] [seis] meses después, y (B) de cada uno de los Períodos de Intereses

EXHIBIT B - 2

day of the preceding Interest Period and ending on the numerically corresponding date in the [third][sixth] calendar month thereafter, provided that: (1) if any such period would otherwise end on a day which is not a Business Day, such period shall be extended to the next succeeding Business Day unless such day falls into the following calendar month, in which event such period shall end on the next preceding Business Day; (2) any such period which would otherwise extend beyond the Maturity Date, shall end on the Maturity Date; and (3) any such period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such period) shall end on the last Business Day of a calendar month.	subsecuentes, el período que comience en el último día del Período de Intereses inmediato anterior y que termine el día numéricamente correspondiente [tres][seis] meses después; en el entendido que (1) si cualquiera de dichos períodos terminara en un día que no sea un Día Hábil, tal período se extenderá al Día Hábil inmediato siguiente, salvo que tal Día Hábil tenga lugar en otro mes calendario, en cuyo caso tal período terminará en el Día Hábil anterior; (2) cualquiera de tales períodos que terminara después de la Fecha de Vencimiento, terminará en la Fecha de Vencimiento; y (3) cualquier Período que inicie el último Día Hábil de un mes calendario (o en un día respecto del cual no exista día numéricamente correspondiente en el mes calendario en que termine tal Período) terminará el último Día Hábil de un mes calendario.

“LIBO Rate” means, with respect to each day during each Interest Period, the rate per annum equal to (a) the rate (rounded upwards, if necessary, to the nearest 1/16 of 1%) for United States dollar deposits based on the period equal to the duration of such Interest Period, as it appears on the display page designated as “Telerate British Bankers Assoc. Interest Settlement Rates Page” (page 3750) on Telerate System Incorporated (or such other page as may replace such page on that service) at or about 11:00 a.m. (London time) two (2) London Banking Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period or (b) if such service is not available, the average (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the respective rates notified to Citibank, N.A. by each Reference Lender as the rate at which United States dollar deposits based on the period equal to the duration of such Interest Period are offered to such Reference Lender by prime banks in the London interbank eurodollar market, at or about 11:00 a.m. (London time)	“Tasa LIBO” significa, respecto de cada día durante cada Período de Intereses, la tasa anual igual a (i) la tasa (redondeada hacia arriba, de ser necesario, al más cercano 1/16 de 1%) respecto de depósitos a un plazo igual a la duración del Período de Intereses de que se trate en dólares de los Estados Unidos de América, que aparezca en la página designada como la ”Telerate British Bankers Assoc. Interest Settlement Rates Page” (página 3750) en el Sistema Telerate (o cualquier otra página que reemplace tal pagina en el sistema) a las 11:00 a.m. (hora de Londres) dos (2) Días Bancarios en Londres antes del inicio de tal Período de Intereses para entrega el primer día de tal Período de Intereses o (ii) si tal servicio no estuviere disponible, el promedio (redondeado hacia arriba, de ser necesario, al más cercano 1/16 de 1%) de las tasas correspondientes que se notifiquen a Citibank, N.A. por cada Acreedor de Referencia como la tasa a la que depósitos a un plazo igual a la duración del Período de

EXHIBIT B - 3

two (2) London Banking Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, in an amount equal to the principal amount hereof.	Intereses de que se trate en dólares de los Estados Unidos de América sean ofrecidos a tal Acreedor de Referencia por bancos de primer orden en el mercado interbancario de Londres para eurodólares, a las 11:00 a.m. (hora de Londres), dos (2) Días Bancarios en Londres antes del inicio de tal Período de Intereses para entrega el primer día de tal Período de Intereses, en una suma igual a la suma principal del presente.

“London Banking Day” means a day on which dealings in deposits in United States dollars are carried on in the London interbank market.	“Día Bancario en Londres” significa cualquier día en que operaciones relacionadas con depósitos en dólares de los Estados Unidos de América se lleven a cabo en el mercado interbancario de Londres.

“Reference Lenders” means Citibank, N.A., ABN AMRO Bank N.V. and HSBC Bank USA, National Association.	“Acreedores de Referencia” significa Citibank, N.A., ABN AMRO Bank N.V. y HSBC Bank USA, National Association.

All payments required to be made pursuant to this Promissory Note shall be made without setoff or counterclaim, not later than 12:00 noon, New York City time, on the date due, in United States dollars and in immediately available funds, at the Administrative Agent’s principal office, currently located at 2 Penns Way, Suite 200, New Castle, DE 19720.	Todos los pagos que deban hacerse conforme a este Pagaré serán efectuados sin compensación o deducción, antes de las 12:00 del medio día, hora de la ciudad de Nueva York, en la fecha en que venzan, en dólares de los Estados Unidos de América y en fondos disponibles inmediatamente, en la oficina principal del Agente Administrativo, localizada en Penns Way, Suite 200, New Castle, DE 19720..

The undersigned agrees to pay or reimburse upon demand, in like manner and funds, all losses, costs, damages, penalties, actions, judgments, suits and reasonable expenses of the holder hereof or the Administrative Agent, if any, with respect to the enforcement of this Promissory Note (including without limitation, all reasonable legal costs and expenses).	La suscrita conviene en pagar o reembolsar a la vista, en la misma forma y fondos, cualquier pérdidas, costos, daños, penas, sumas impuestas conforme a cualquier acción, sentencia o demanda y gastos razonables del tenedor del presente o del Agente Administrativo, si hubiera alguno, incurridos en relación con el procedimiento de cobro del presente Pagaré (incluyendo, sin limitación, todos los costos y gastos legales razonables).

EXHIBIT B - 4

All payments by the undersigned of principal and interest hereunder shall be made free and clear of and without deduction or withholding for or on account of, any present or future income, excise, stamp or franchise taxes and other taxes, fees, levies, imposts, duties, charges, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any taxing authority of or within the United Mexican States (or by any political subdivision thereof or therein) or any other jurisdiction from which or through which payments are made. In the event that the undersigned shall be compelled by law to make any such deduction or withholding, then the undersigned shall pay such additional amounts as may be necessary to ensure that the net amounts received by the holder hereof shall equal the amount that such holder would have received if such deductions or withholdings would not have been made.	Todos los pagos de principal e intereses a efectuarse por la suscrita de acuerdo al presente, deberán hacerse libres de y sin deducción o retención alguna por cualesquier impuesto sobre ingresos, gravamen, impuestos sobre el timbre o impuestos sobre franquicias y otros impuestos, comisiones, contribuciones, derechos, cargas o retenciones, presentes o futuros, establecidos, impuestos, cobrados o retenidos por cualquier autoridad fiscal de o dentro de los Estados Unidos Mexicanos (o cualquier subdivisión política de o dentro de los Estados Unidos Mexicanos) o de cualquier otra jurisdicción desde o a través de la cual se realicen pagos de conformidad con este Pagaré. En caso que la suscrita esté legalmente obligada a llevar a cabo cualquier retención o deducción, la suscrita pagará tales sumas adicionales que sean necesarias para garantizar que las sumas netas recibidas por el tenedor del presente sean iguales a la suma que el tenedor hubiere recibido si tales retenciones o deducciones no se hubieren llevado a cabo.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, provided, however, that if any action or proceeding in connection with this Promissory Note is brought to any courts in the United Mexican States, this Promissory Note shall be deemed to be governed under the laws of the United Mexican States.	Este Pagaré se regirá e interpretará de acuerdo con las leyes del Estado de Nueva York, Estados Unidos de América; en el entendido, sin embargo de que si cualquier acción o procedimiento en relación con este Pagaré se iniciara en los tribunales de los Estados Unidos Mexicanos, este Pagaré se considerará regido de acuerdo con las leyes de los Estados Unidos Mexicanos.

Any legal action or proceeding arising out of or relating to this Promissory Note may be brought in any New York State or federal court sitting in the Southern District of New York or any federal court sitting in the City of Mexico, Federal District, United Mexican States. The undersigned waives any right to the jurisdiction of any other court.	Cualquier acción o procedimiento legal que derive o se relacione con este Pagaré podrá ser instituido en los tribunales del Estado de Nueva York o federales localizados en el Distrito Sur tratándose de la Ciudad de Nueva York o cualquier tribunal federal localizado en la ciudad de México, Distrito Federal, Estados Unidos Mexicanos. La suscrita renuncia a la jurisdicción de cualesquiera otros tribunales.

The undersigned hereby waives diligence, demand, protest, presentment, notice of dishonor or any other notice or demand whatsoever.	La suscrita en este acto renuncia a diligencia, demanda, protesto, presentación, notificación de no aceptación y a cualquier notificación o demanda de cualquier naturaleza.

EXHIBIT B - 5

This Promissory Note is executed in both English and Spanish versions. In the case of any conflict or doubt as to the proper construction of this Promissory Note, the English version shall govern, provided, however, that in any action or proceeding brought in any court in the United Mexican States, the Spanish version shall be controlling.	El presente Pagaré se suscribe en versiones en inglés y español. En caso de conflicto o duda en relación con la debida interpretación de este Pagaré, la versión en inglés prevalecerá; en el entendido, sin embargo de que en cualquier procedimiento iniciado en los Estados Unidos Mexicanos, prevalecerá la versión en español.

IN WITNESS WHEREOF, the undersigned has duly executed this Promissory Note as of the date mentioned below.	EN VIRTUD DE LO CUAL, la suscrita ha firmado este Pagaré en la fecha abajo mencionada.

Mexico, Federal District,                          , 2005. / México, D.F., a      de                      de 2005.

TELÉFONOS DE MÉXICO, S.A. DE C.V.

By/Por:
Title/Cargo:

By/Por:
Title/Cargo:

EXHIBIT B - 6

EXHIBIT C

TELÉFONOS DE MÉXICO, S.A. DE C.V.

Form of Certificate of Officer

The undersigned, the Chief Financial Officer of Teléfonos de México, S.A. de C.V. (the “Borrower”), refers to the U.S.$2,500,000,000 Loan Agreement, dated as of October 20, 2005 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among the Borrower, the several banks and other financial institutions from time to time parties thereto as lenders and Citibank, N.A., as Administrative Agent, and certifies that:

(a) Attached hereto as Exhibit A are true and complete copies of the following documents:

(i) The estatutos sociales of the Borrower, which are in full force and effect as of the date hereof.

(ii) The resolutions of the Board of Directors of the Borrower, which constitute all action necessary on the part of the Borrower to approve the execution and delivery of the Loan Agreement and the Notes, the borrowings thereunder and the performance by the Borrower of its obligations thereunder, and such resolutions have not been amended, modified, revoked or rescinded as of the date hereof.

(iii) Notarial deed No. 114,288, dated August 18, 1997, granted before Notary Public No. 54 of Mexico City, containing the notarization of the power of attorney granted to Adolfo Cerezo Pérez, in his capacity as Chief Financial Officer and which is in full force and effect as of the date hereof.

(iv) Notarial deed No. 98,580, dated July 1, 1992, granted before Notary Public No. 54 of Mexico City, containing the notarization of the power of attorney granted to José Manuel Camacho Berrueta, in his capacity as Treasurer and which is in full force and effect as of the date hereof.

(b) Attached hereto as Exhibit B are true and complete copies of the audited consolidated financial statements of the Borrower as of December 31, 2004 and December 31, 2003 and the unaudited consolidated financial statements of the Borrower as of June 30, 2005.

(c) Attached hereto as Exhibit C are true and complete copies of the following documents:

(i) The letter of acceptance signed by CT Corporation System in New York to act as New York process agent for the Borrower.

EXHIBIT C - 1

(ii) Notarial deed No. 106190, dated January 22, 1996, granted before Notary Public No. 20 of Mexico City, containing the notarization of the power of attorney granted to CT Corporation System and which is in full force and effect as of the date hereof.

(d) Attached hereto as Exhibit D is a true and complete copy of the Borrower’s annual report for the year ended December 31, 2004 on Form 20-F, filed with the U.S. Securities and Exchange Commission on June 28, 2005.

(e) The representations and warranties of the Borrower contained in the Loan Agreement are true and correct, with the same effect as if initially made on and as of the date hereof.

(f) The Borrower has performed all necessary corporate actions to approve the terms of, and the transactions contemplated by, the Loan Agreement, including effecting borrowings thereunder, and to execute the Loan Agreement and the Notes described therein. All authorizations, approvals, licenses and consents required in connection with the execution, delivery, performance, validity and enforceability of the Loan Agreement (including, without limitation, effecting borrowings thereunder) and the Notes referred to therein have been duly obtained and are in full force and effect as of the date hereof.

(g) (i) The name, title and specimen signature of persons whom are jointly authorized to execute the Loan Agreement, effect borrowings, deliver borrowing requests, execute the Notes, give instructions under and in the Loan Agreement and sign any other statements, reports or documents to be delivered under the Loan Agreement are as follows:

Name and Title	Specimen Signature
Adolfo Cerezo P. Chief Financial Officer

José Manuel Camacho B. Treasurer

(ii) The name, title and specimen signature of the additional person who is authorized to execute the Notes, give instructions under and in the Loan Agreement and sign any other statements, reports or documents to be delivered under the Loan Agreement, jointly with any other attorney-in-fact, having authority to do so, is as follows:

EXHIBIT C - 2

Name and Title	Specimen Signature
Eduardo Rosendo G. Comptroller

Jaime Rodriguez R. Treasury Operations Manager

(h) No Default or Event of Default has occurred and is continuing as of the date hereof.

If any certification contained herein ceases to be true and correct, the Borrower will immediately give the Administrative Agent notice to that effect.

Unless otherwise defined herein, capitalized terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

IN WITNESS WHEREOF, this certificate has been executed on and as of the          day of             , 2005.

TELÉFONOS DE MÉXICO, S.A. DE C.V.

By:
Name:	Adolfo Cerezo Pérez
Title:	Chief Financial Officer

EXHIBIT C - 3

EXHIBIT D

Legal Opinion of Galicia y Robles, S.C.

[                    ], 2005

To the Lenders and

Citibank N.A.,

acting as Administrative Agent

2 Penns Way

Suite 200

New Castle, DE 19720

Ladies and Gentlemen:

We have acted as special Mexican counsel to Teléfonos de México, S.A. de C.V. (the “Borrower”), a corporation organized under the laws of Mexico, in connection with the U.S. $2,500,000,000 Loan Agreement dated as of October 20, 2005 (the “Loan Agreement”) entered into among the Borrower, the lenders from time to time party thereto (the “Lenders”) and Citibank, N.A., in its capacity as Administrative Agent (the “Administrative Agent”). This opinion is furnished to you pursuant to Section 4.01(c)(i) of the Loan Agreement. Unless otherwise defined herein, terms defined in the Loan Agreement are used herein as therein defined.

In connection with the opinion expressed below, we have reviewed:

(1)	the Loan Agreement;

(2)	the forms, attached to the Loan Agreement as Exhibit A and Exhibit B, of the promissory notes (the “Notes”); and

(3)	such other documents as we have deemed relevant or appropriate in connection with the giving of this opinion.

We have assumed, without any independent investigation or verification of any kind, (i) the due authorization, execution and delivery by the Lenders and the Administrative Agent of the Loan Agreement; (ii) the validity, binding effect and enforceability of the Loan Agreement and the Notes, under the laws of the State of New York, United States of America; (iii) the genuineness and authenticity of all opinions, documents and papers submitted to us; and (iv) that copies of all opinions, documents and papers submitted to us are complete and conform to the originals thereof. As to questions of fact material to the opinions hereafter expressed, we have, when relevant facts were not independently established by us, relied upon certificates of the Borrower and their officers and, in connection with legal matters pertaining to the laws of the State of New York, on the opinion of Cleary Gottlieb Steen & Hamilton LLP.

EXHIBIT D - 1

We express no opinion as to any laws other than the laws of the United Mexican States (“Mexico”) and we have assumed that there is nothing in any other law that affects our opinion which is delivered based upon Mexican law applicable on the date hereof. In particular, we have made no independent investigation of the laws of the United States of America or any state or other political subdivision thereof or therein as a basis for the opinions stated herein and do not express or imply any opinion on or based on such laws.

With respect to certain statements made by us herein concerning our knowledge of factual matters, the phrase “to the best of our knowledge” and any similar phrase means that, during the course of our special representation of the Borrower, no information has come to our attention which has given us actual knowledge of the existence or absence of such facts, and other than reviewing our files and records in respect of each of such companies and the documents and records described above, we have not undertaken any independent investigations to determine the existence or absence of such facts.

Based upon the foregoing and subject to the further qualifications set forth below, we are of the opinion that:

(a)	The Borrower is a corporation (sociedad anónima de capital variable) duly organized and validly existing under the laws of Mexico and has the power and authority to own or lease its property or assets, to conduct its business as currently conducted and to enter into, perform and comply with its obligations under the Loan Agreement and the Notes.

(b)	The execution, delivery and performance by the Borrower of the Loan Agreement and the Notes and the consummation of the transactions contemplated in the Loan Agreement, have been duly authorized by all necessary corporate action and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the estatutos sociales of the Borrower or, to the best of our knowledge, of any other agreement, judgment, injunction, order, decree or other instrument binding on the Borrower, or result in the creation or imposition of any lien on any property of the Borrower.

(c)	No authorization or approval or other action by, or notice to or filing with, any governmental authority is required for the due execution, delivery and performance by the Borrower of the Loan Agreement or the Notes, or for the validity or enforceability thereof or for the enforcement of the rights and remedies of any of the Lenders or the Administrative Agent thereunder.

(d)	The Loan Agreement has been duly executed and delivered by the Borrower and constitutes, and each Note when duly executed and delivered by the Borrower will constitute, a valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

EXHIBIT D - 2

(e)	Neither the Borrower nor any of its property has any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under any applicable law in respect of its obligations under the Loan Agreement or the Notes.

(f)	To the best of our knowledge, and other than as has been disclosed in the Loan Agreement, there are no legal or governmental proceedings pending to which the Borrower is a party or of which any property of the Borrower is the subject which, if determined adversely to such Borrower, would individually or in the aggregate, have a Material Adverse Effect on the consolidated financial position of the Borrower and its subsidiaries taken as a whole; and, to the best of our knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(g)	It is not necessary under the laws of Mexico (i) in order to enable any of the Lenders to enforce its rights under the Loan Agreement or the Notes or (ii) solely by reason of the execution, delivery or performance of the Loan Agreement or the Notes, that any of the Lenders be licensed, qualified or entitled to carry on business in Mexico.

(h)	The Borrower’s obligations under the Loan Agreement and the Notes, rank and will, under current law, rank at least pari passu in priority of payment and in all other respects with all its other present or future unsecured and unsubordinated Indebtedness.

(i)	There is no tax, impost, deduction or withholding imposed by Mexico or any political subdivision thereof on or by virtue of the execution, delivery, enforcement or performance of the Loan Agreement or the Notes, except for withholding taxes imposed on payments of interest and fees made under the Loan Agreement, and the Notes, by the Borrower, to any Lender that is not a resident of Mexico for tax purposes, imposed under the Mexican Income Tax Law (Ley del Impuesto sobre la Renta).

(j)	To ensure the legality, validity, enforceability or admissibility in evidence of the Loan Agreement or the Notes in Mexico, it is not necessary that the Loan Agreement or the Notes or any other document be filed or recorded with any court or other authority in Mexico.

(k)	The choice of New York law as the governing law of the Loan Agreement is a valid choice of law. The submission to the jurisdiction of the United States District Court for the Southern District of New York or in the courts of the State of New York sitting in the City of New York by the Borrower under the Loan Agreement is, under Mexican law, a valid submission to jurisdiction.

EXHIBIT D - 3

(l)	The courts of Mexico will recognize as valid, and will enforce, any final and conclusive civil judgment for a monetary claim obtained in a court of the State of New York or a United States District Court for the Southern District of New York against the Borrower by the holder of any Note or by any party to the Loan Agreement in any action commenced by service of process as specified therein.

(m)	The Notes qualify for executory proceedings (acción ejecutiva mercantil) under Mexican law.

(n)	Any final judgment obtained against the Borrower in any of the courts specified in the Loan Agreement or the Notes, as the case may be, in respect of any sum payable by the Borrower under the Loan Agreement or the Notes, as the case may be, would be recognized and enforced by the courts of Mexico without re-examination of the issues, pursuant to Articles 569 and 571 of the Mexican Federal Code of Civil Procedure and Article 1347A of the Mexican Commerce Code, which provide, inter alia, that any judgment rendered outside Mexico may be enforced by Mexican courts, provided that:

(i)	such judgment is obtained in compliance with legal requirements of the jurisdiction of the court rendering such judgment and in compliance with all legal requirements of the Loan Agreement or the Notes, as the case may be;

(ii)	such judgment is strictly for the payment of a certain sum of money and has been rendered in an in personam action as opposed to an in rem action;

(iii)	service of process was made personally on the Borrower or on the appropriate process agent (a court of Mexico would consider the service of process upon the duly appointed agent, by means of a notarial instrument, to be personal service of process meeting procedural requirements of Mexico), provided that such service of process is personally made upon the process agent;

(iv)	such judgment does not contravene Mexican law, public policy of Mexico, international treaties or agreements binding upon Mexico or generally accepted principles of international law;

(v)	the applicable procedural requirements under the law of Mexico with respect to the enforcement of foreign judgments (including the issuance of letters rogatory by the competent authority of such jurisdiction requesting enforcement of such judgment and the certification of such judgment as authentic by the corresponding authorities of such jurisdiction in accordance with the laws thereof), are complied with;

(vi)	such judgment is final in the jurisdiction where obtained;

(vii)	any such foreign courts would enforce final judgments issued by the federal or state courts of Mexico as a matter of reciprocity; and

EXHIBIT D - 4

(viii)	the action in respect of which such judgment is rendered is not subject to legal proceedings in Mexico among the parties.

This opinion is subject to the following qualifications:

(a)	Enforcement may be limited or affected by concurso mercantil, bankruptcy, insolvency, liquidation, reorganization, moratorium and other similar laws of general application relating to or affecting the rights of creditors generally; among other things, interest on principal will not accrue after declaration of bankruptcy and the obligations of the Borrower in foreign currency shall be converted into Mexican currency at the rate of exchange published in the Diario Oficial de la Federación (Official Daily Gazette of the Federation) by Banco de Mexico (the Central Bank of Mexico) in force on the date the declaration of concurso mercantil is made; Mexican currency shall then be converted into “Unidades de Inversion” or “UDIS” (inflation indexed units) at the rate of conversion published by Banco de Mexico for such date; also pursuant to the laws of Mexico, labor claims, claims of tax authorities for unpaid taxes will have priority over claims of the Lenders or the Administrative Agent;

(b)	We note that the payment of interest on interest is prohibited by Mexican law;

(c)	In the event that proceedings are brought in Mexico seeking performance of the Borrower’s obligations in Mexico, pursuant to Article 8 of the Mexican Monetary Law (Ley Monetaria de los Estados Unidos de Mexicanos), the Borrower may discharge its obligations by paying any sums due in a currency other than Mexican currency, in Mexican currency at the rate of exchange fixed by Banco de Mexico in Mexico for the date when payment is made;

(d)	In the event that any legal proceedings are brought in the courts of Mexico, a Spanish translation of the documents required in such proceedings prepared by a court-approved translator would have to be approved by the court after the defendant has been given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents;

(e)	The exercise of any prerogatives of the Lenders or the Administrative Agent, although they may be discretionary, should be supported by the factual assumptions required for their reasonable exercise; in addition, under Mexican law, the Borrower will have the right to contest in court any notice or certificate of such Lender purporting to be conclusive and binding;

(f)	Claims may become barred under the statutes of limitation or may be or become subject to defenses or set-off or counterclaim;

EXHIBIT D - 5

(g)	Except as specifically stated herein, we make no comments with regard to any representations which may be made by the Borrower in any of the documents referred to above or otherwise;

(h)	As to the provisions contained in the Loan Agreement regarding service of process, it should be noted that service of process by mail does not constitute personal service under Mexican law and, since such service is considered to be a basic procedural requirement under such law, if for purposes of proceedings outside Mexico service of process is made by mail (including to the Borrowers’ duly-appointed process agent in New York), we believe a final judgment based on such process would not be enforced by the courts of Mexico;

(i)	Covenants of the Borrower which purport to bind it on matters reserved by law to shareholders are not enforceable under Mexican law, through specific performance, but may result in a demand of amounts payable under the Loan Agreement;

(j)	We express no opinion as to the enforcement through specific performance of any of the Borrower’s obligations (other than payment obligations) under the Loan Documents, including Section 5.02 of the Loan Agreement, notwithstanding the fact that such obligations may result in a demand of amounts payable under the Loan Agreement;

(k)	We express no opinion on Section 8.15 of the Loan Agreement;

(l)	We note that Article 1093 of the Mexican Commerce Code (Código de Comercio) provides that, for a choice of jurisdiction to be valid under Mexican Law, such jurisdiction must relate to the domicile of one of the parties to the relevant agreement, to the place where the obligations under such agreement are to be fulfilled or to the location of the relevant item.

(m)	The taking of possession, entry, removal, sale, transfer or other disposition of property or similar action in Mexico in terms of an attachment or foreclosure, without the consent of the debtor, may not be made in Mexico without judicial intervention, after the defendant is given the right to be heard and defeated in court.

(n)	Any provision in the Loan Agreement to the effect that invalidity and illegality of any part thereof will not invalidate the remaining obligations of such Loan Agreement may be unenforceable in Mexico to the extent that such provision constitutes an essential element of such Loan Agreement; and

(o)	We note that the enforcement of a claim against the Borrower may be subject to the specific conditions and restrictions set forth in the Federal Telecommunications Law (Ley Federal de Telecomunicaciones), the General

EXHIBIT D - 6

Communications Law (Ley General de Vías de Comunicaciones) and the Bankruptcy Law (Ley de Concursos Mercantiles), in this last case, with respect to the provisions contained in Title Eight, Chapter I “Special Procedures” (De los concursos especiales), “Bankruptcy of companies that render public services subject to a concession” (De los concursos mercantiles de comerciantes que prestan servicios públicos concesionados).

We note that Rafael Robles Miaja, a partner of this firm, is currently Pro-Secretary of the Board of Directors of the Borrower.

We express no opinion with respect to any laws other than Mexican laws in effect as of the date hereof. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

This opinion is addressed to you solely for your benefit and it is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent. You may, however, provide a copy to Cleary Gottlieb Steen & Hamilton LLP, who may rely on this opinion. A copy of this opinion letter may be delivered by any of you to any person that becomes a lender in accordance with the provisions of the Loan Agreement. Any such person may rely on the opinions expressed above as if this opinion letter were addressed and delivered to such person on the date hereof.

Very truly yours,

Galicia y Robles, S.C.

EXHIBIT D - 7

EXHIBIT E

Legal Opinion of Cleary Gottlieb Steen & Hamilton LLP

[                    ], 2005

To the Lenders and the

    Administrative Agent referred to below

c/o Citibank, N.A.,

    as Administrative Agent

2 Penns Way

Suite 200

New Castle, DE 19720

Ladies and Gentlemen:

We have acted as special New York counsel to Teléfonos de México, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico (the “Borrower”), in connection with the U.S.$2,500,000,000 Loan Agreement dated as of October 20, 2005 (the “Loan Agreement”) among the Borrower, the lenders named therein (the “Lenders”), and Citibank, N.A., as Administrative Agent (the “Administrative Agent”). This opinion is furnished pursuant to Section 4.01(c)(ii) of the Loan Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

In arriving at the opinions expressed below, we have reviewed an executed copy of the Loan Agreement, including the forms of the Notes attached to it as Exhibits A and B. In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records and documents of the Borrower, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy of the representations and warranties of the Borrower contained in the Loan Agreement), (ii) that the Borrower and each other party to the Loan Agreement has satisfied those legal requirements that are applicable to it to the extent necessary to make the Loan Agreement and (in the case of the Borrower) the Notes enforceable against the Borrower (except that no such assumption is made as to the Borrower regarding matters of the federal law of the

EXHIBIT E - 1

United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), and (iii) that the Notes conform to the forms thereof that we have examined.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. The Loan Agreement is a valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, and each of the Notes, when duly executed and delivered by the Borrower in accordance with the Loan Agreement, will be a valid and binding obligation of the Borrower, enforceable against it in accordance with its terms.

2. The execution and delivery by the Borrower of the Loan Agreement and the Notes, and the performance by the Borrower of its obligations thereunder, will not require any consent, approval, authorization, registration, filing or qualification of or with any governmental authority or regulatory authority of the United States of America or the State of New York that in our experience normally would be applicable to general business entities with respect to such execution, delivery or performance (but we express no opinion relating to the United States federal securities laws or any state securities or Blue Sky laws).

The foregoing opinions are subject to the following further assumptions and qualifications:

(a) Our opinion in paragraph 1 above is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, to general principles of equity and to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

(b) We express no opinion as to: (i) the Spanish text of the Notes, or (ii) whether the terms of the Loan Agreement or of the Notes will control in the event of a conflict between one or more provisions of such documents.

(c) We express no opinion as to the effect of the proviso to the governing law provision contained in the Notes on the validity or effectiveness of the choice of New York law contained in the Notes.

(d) We express no opinion as to (i) the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Loan Agreement or the Notes where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist, or (ii) Section 8.13(b) of the Loan Agreement insofar as such provision relates to any waiver of objection on grounds of inconvenient forum by the Borrower with respect to proceedings in any court. We note that the designation in Section 8.13(a) of the Loan Agreement of the courts of the United States of America for the Southern District of New York as a venue for any suit, action or proceeding relating to the Loan Agreement and the Notes is (notwithstanding the waiver in Section 8.13(b)) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such a suit, action or proceeding on the grounds that it is an inconvenient forum for such a suit, action or proceeding.

EXHIBIT E - 2

(e) We express no opinion as to the enforceability of Section 8.14 of the Loan Agreement relating to any waiver of immunity to the extent that such waiver purports to apply to any immunity to which the Borrower may become entitled after the date hereof. The enforceability of the waiver of immunity set forth in Section 8.14 of the Loan Agreement is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976.

(f) We express no opinion as to the enforceability of Section 8.15 of the Loan Agreement.

(g) Insofar as provisions contained in the Loan Agreement provide for indemnification, the enforcement thereof may be limited by public policy considerations.

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

We are furnishing this opinion to you, as Administrative Agent for the Lenders, solely for the benefit of the Lenders in their capacity as such in connection with the Loan Documents. This opinion letter is not to be relied on by or furnished to any other person or used, circulated, quoted or otherwise referred to for any other purpose. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any such governmental authority or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,
CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:

EXHIBIT E - 3

EXHIBIT F

Legal Opinion of Ritch Mueller, S.C.

[                    ], 2005

Citibank, N.A.

as Administrative Agent

and the Lenders party to the Agreement

specified below

Ladies and Gentlemen:

We have acted as special Mexican counsel to Citibank, N.A., as Administrative Agent (the “Agent”), in connection with the U.S.$2,500,000,000 Loan Agreement dated as of October 20, 2005 (the “Agreement”), among Teléfonos de México, S.A. de C.V. (the “Borrower”), the Lenders from time to time party thereto and the Agent. This opinion is furnished to you pursuant to Section 4.01(c)(iii) of the Agreement. Unless otherwise defined herein, terms defined in the Agreement are used herein as therein defined.

In connection with the opinion expressed below, we have examined copies of:

(a) the Agreement;

(b) the forms attached to the Agreement as Exhibit A and Exhibit B of the promissory notes (the “Notes”);

(c) the estatutos sociales of the Borrower;

(d) the powers-of-attorney granted to officers of the Borrower in connection with the execution of the Agreement or the Notes; and

(e) originals or copies, certified or otherwise identified to our satisfaction, of such certificates of officers of the Borrower, and such other agreements, instruments and documents, and such laws, rules and regulations as we have deemed necessary for the purpose of rendering this opinion.

In such examination we have assumed, without any independent investigation or verification of any kind, (i) the due authorization, execution and delivery by all parties thereto (other than the Borrower) of the Agreement, and the power and authority of each such party (other than the Borrower) under its constitutive documents and all applicable laws, to enter into, execute, deliver and perform its obligations under the Agreement, (ii) that all approvals that are necessary for the validity or enforceability of the Agreement and the Notes (other than approvals required under the laws of Mexico, which are addressed below), have been obtained and are in full force and effect, (iii) the validity, binding effect and enforceability of the Agreement and the

EXHIBIT F - 1

Notes under the laws of the State of New York, United States of America, (iv) the genuineness of all signatures and the authenticity of the Agreement and all opinions, documents and papers submitted to us as originals, (v) that copies of all opinions, documents and papers submitted to us are complete and conform to the originals thereof and (vi) the authenticity of such original documents. As to questions of fact material to the opinion hereinafter expressed, we have, when relevant facts were not independently established by us, relied upon originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of the Borrower and such other instruments and other certificates of public officials, officers and representatives of the Borrower and such other persons, and we have made such investigations of law, as we have deemed necessary or appropriate as a basis for the opinion expressed below. We have made no independent investigation in any public registry.

Based upon the foregoing and subject to the assumptions and qualifications specified below, we are of the opinion that:

1. The Borrower has been duly incorporated and is validly existing as a sociedad anónima de capital variable under the laws of Mexico.

2. The execution, delivery and performance by the Borrower of the Agreement and the Notes are within the Borrower’s powers, have been duly authorized by all necessary corporate action, and do not contravene any provision of applicable law or regulation, known to us, or of the estatutos sociales of the Borrower.

3. No authorizations or approvals, and no notice to or filing with, any governmental authority is required for the execution, delivery and performance by the Borrower of the Agreement and the Notes.

4. The Agreement has been duly executed and delivered by the Borrower and constitutes, and when the Notes are duly executed and delivered by the Borrower for value will constitute, valid and binding agreements of the Borrower, enforceable against the Borrower in accordance with their respective terms.

5. The payment obligations of the Borrower under the Agreement and the Notes rank at least pari passu in priority of payment with all other unsecured and unsubordinated indebtedness of the Borrower.

6. There is no tax, deduction or withholding imposed by Mexico or any political subdivision thereof or therein either (i) on or by virtue of the execution or delivery of the Agreement or the Notes or (ii) on any payment to be made by the Borrower pursuant to the Agreement or the Notes, except for a withholding tax on payments of interest, commissions and fees made by the Borrower to any Agent or Lender that is not a resident of Mexico for tax purposes, imposed under the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta).

7. The Agreement is in proper legal form, under the law of Mexico, for the enforcement thereof against the Borrower.

EXHIBIT F - 2

8. To ensure the validity, enforceability or admissibility in evidence of the Agreement in Mexico, it is not necessary that the Agreement be filed or recorded with any court or other authority in Mexico.

9. The choice of New York law as the governing law of the Agreement is a valid choice of law.

10. Any judgment obtained in a State or Federal court sitting in the Borough of Manhattan, City of New York, State of New York, arising out of or in relation to the obligations of the Borrower under the Agreement and the Notes would be enforceable in Mexico against the Borrower pursuant to Article 1347A of the Commerce Code, which provides, inter alia, that any judgment rendered outside Mexico may be enforced by Mexican courts, provided that:

(i) such judgment is obtained in compliance with legal requirements of the jurisdiction of the court rendering such judgment and in compliance with all legal requirements of the Agreement or the Notes;

(ii) such judgment is strictly for the payment of a certain sum of money, not based on a real action (acción real);

(iii) service of process was made personally on the Borrower or on the appropriate process agent;

(iv) such judgment does not contravene Mexican law, public policy of Mexico, international treaties or agreements binding upon Mexico or generally accepted principles of international law;

(v) the applicable procedure under the laws of Mexico with respect to the enforcement of foreign judgments (including issuance of a letter rogatory by the competent authority of such jurisdiction requesting enforcement of such judgment and the certification of such judgment as authentic by the corresponding authorities of such jurisdiction in accordance with the laws thereof) is complied with;

(vi) such judgment is final in the jurisdiction where obtained;

(vii) the courts of such jurisdiction recognize the principles of reciprocity in connection with the enforcement of Mexican judgments in such jurisdiction; and

(viii) the action in respect of which judgment is rendered is not the subject matter of a lawsuit among the same parties pending before a Mexican court.

11. The Notes, when duly executed as provided in opinion 4 above, will qualify as negotiable instruments (títulos de crédito) under Mexican law and may be enforced through executory proceedings (acción ejecutiva mercantil).

EXHIBIT F - 3

The foregoing opinion is subject to the following qualifications:

(a) enforcement of the Agreement and the Notes may be limited by bankruptcy, concurso mercantil, insolvency, liquidation, reorganization, moratorium and other similar laws of general application relating to or affecting the rights of creditors generally;

(b) in any proceedings brought in the courts of Mexico for the enforcement of the Agreement or the Notes against the Borrower, a Mexican court would apply Mexican procedural law;

(c) in the event that proceedings are brought in Mexico seeking performance of the obligations of the Borrower in Mexico, pursuant to the Mexican Monetary Law, the Borrower may discharge its obligations by paying any sum due in a currency other than Mexican currency, in Mexican currency at the rate of exchange prevailing in Mexico on the date when payment is made, and, consequently, Section 8.15 of the Agreement may not be enforceable in Mexico;

(d) provisions of the Agreement granting discretionary authority to the Agent or any Lender cannot be exercised in a manner inconsistent with relevant facts nor defeat any requirement from a competent authority to produce satisfactory evidence as to the basis of any determination; in addition, under Mexican law, the Borrower will have the right to contest in court any notice or certificate of the Agent or any Lender purporting to be conclusive and binding;

(e) in the event that any legal proceedings are brought to the courts of Mexico, a Spanish translation of the documents required in such proceedings prepared by a court-approved translator would have to be approved by the court after the defendant had been given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents;

(f) in any bankruptcy proceeding initiated in Mexico pursuant to the laws of Mexico, labor claims, claims of tax authorities for unpaid taxes, Social Security quota, Workers’ Housing Fund quota and Retirement Fund quota will have priority over claims of the Agent and the Lenders;

(g) with respect to provisions contained in the Agreement in connection with service of process, it should be noted that service of process by mail does not constitute personal service of process under Mexican law and, since such service is considered to be a basic procedural requirement, if for purposes of proceedings outside Mexico service of process is made by mail, a final judgment based on such process would not be enforced by the courts of Mexico;

(h) Mexican law does not permit the collection of interest-on-interest;

EXHIBIT F - 4

(i) covenants of the Borrower which purport to bind it on matters reserved by law to shareholders, or which purport to bind shareholders to vote or refrain from voting shares issued by the Borrower or its subsidiaries, are not enforceable through specific performance but may result in an acceleration of amounts payable under the Agreement; and

(j) we express no opinion in respect of the availability of non-judicial remedies under Mexican law.

We are qualified to practice law in Mexico. We express no opinion as to any laws other than the laws of Mexico or as to any matters not expressly covered herein. This opinion is effective as of the date hereof. We express no opinion as to rights, obligations or other matters (including change of law circumstances) arising subsequent to the date hereof. We assume no responsibility to advise you of any change to our opinion subsequent to the date hereof.

This opinion is addressed to you solely for your benefit and it is not to be transmitted to anyone else or is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent; provided, however, a copy of this opinion letter may be delivered by any of you to any person that becomes a lender in accordance with the provisions of the Loan Agreement. Any such person may rely on the opinions expressed above as if this opinion letter were addressed and delivered to such person on the date hereof.

Very truly yours,

RITCH MUELLER, S.C.

By:

EXHIBIT F - 5

EXHIBIT G

Legal Opinion of Shearman & Sterling LLP

[                    ], 2005

To the Persons listed in Schedule A

and

Citibank, N.A., as Administrative Agent under the Loan Agreement

Ladies and Gentlemen:

We have acted as counsel to Citibank, N.A., as Administrative Agent, in connection with the preparation, execution and delivery of the U.S. $2,500,000,000 Loan Agreement, dated as of October 20, 2005 (the “Loan Agreement”), among Teléfonos de México, S.A. de C.V., a sociedad anónima de capital variable duly organized and existing under the laws of the United Mexican States (the “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Tranche A Lenders” and the “Tranche B Lenders”, together, the “Lenders”) and Citibank, N.A., as Administrative Agent to the Lenders thereunder.

This opinion is furnished to you pursuant to Section 4.01(c)(iv) of the Loan Agreement. Unless otherwise defined herein, terms defined in the Agreement are used herein as therein defined.

In that connection, we have reviewed originals or copies of the following documents:

(a)	a copy of the Loan Agreement signed by the Borrower,

(b)	the form of Tranche A Note, attached as Exhibit A to the Loan Agreement; and

(c)	the form of Tranche B Note, attached as Exhibit B to the Loan Agreement.

The documents described in the foregoing clauses (a) through (c) are collectively referred to herein as the “Opinion Documents”.

In addition, we have examined originals or copies of such other records of the Borrower, certificates of public officials and of officers of the Borrower and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

EXHIBIT G - 1

In our review of the Opinion Documents and other documents, we have assumed the genuineness of all signatures, the authenticity of the originals of the documents submitted to us, and the conformity to authentic originals of any documents submitted to us as copies.

We have also assumed, as to matters of fact, the truthfulness of the representations made in the Loan Agreement and the other Opinion Documents and in certificates of public officials and officers of the Borrower. We have assumed that each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Borrower, enforceable against each such party in accordance with its terms.

Furthermore, we have assumed that (i) the Borrower is an entity duly organized and validly existing under the laws of the jurisdiction of its organization; (ii) the Borrower has full power to execute, deliver and perform, and has duly executed and delivered, the Opinion Documents to which it is a party; (iii) the execution, delivery and performance by the Borrower of the Opinion Documents to which it is a party have been duly authorized by all necessary action (corporate or otherwise) and do not: (a) contravene its estatutos sociales (by-laws) or other organizational documents, (b) except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it, or (c) result in any conflict with or breach of any agreement or document binding on it; and (iv) except with respect to Generally Applicable Law, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Borrower of any Opinion Document to which it is a party or, if any such authorization, approval, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Borrower or the Opinion Documents. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Borrower or the Opinion Documents solely because of the specific assets or business of any party to any of the Opinion Documents or any of its affiliates.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

(1) The Loan Agreement constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

(2) Each of the Tranche A Notes and the Tranche B Notes, when executed and delivered, will constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

EXHIBIT G - 2

Our opinions expressed above are subject to the following qualifications:

(A) Our opinions in paragraphs 1 and 2 above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights.

(B) Our opinions in paragraphs 1 and 2 above are subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(C) Our opinions are limited to Generally Applicable Law.

(D) To the extent that the Borrower is now an agency or instrumentality of a foreign state that is entitled to immunity from jurisdiction of any court or from legal process with respect to itself or its property, any waiver by the Borrower of such immunity is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976. We express no opinion as to the enforceability of any such waiver at a time in the future when the Borrower, that is not now such an agency or instrumentality shall become one.

(E) We express no opinion with respect to Section 8.07 of the Loan Agreement to the extent that such Section permits set off to be made without notice.

(F) We express no opinion with respect to the enforceability of indemnification provisions, or of release or exculpation provisions, contained in the Opinion Documents to the extent that enforcement thereof is contrary to public policy regarding the indemnification against or release or exculpation of criminal violations, intentional harm, violations of securities laws.

(G) We express no opinion with respect to the enforceability of any indemnity against loss in converting into a specified currency the proceeds or amount of a court judgment in another currency.

(H) We express no opinion with respect to Section 8.13 of the Agreement to the extent that such Section (i) contains a waiver of any objection based on inappropriate venue or forum non conveniens in any federal court of the United States, or (ii) implies that a federal court of the United States has subject matter jurisdiction.

(I) We express no opinion as to the effect of any provision of the Agreement or the Notes which is intended to permit modification thereof only by means of an agreement in writing signed by the parties thereto.

(J) We express no opinion with respect to the Spanish text of the Notes, or the proviso clauses in the seventeenth and twentieth paragraphs of the Notes.

EXHIBIT G - 3

(K) We express no opinion as to whether the terms of the Loan Agreement or of the Notes will control in the event of a conflict between one or more provisions of such documents.

A copy of this opinion letter may be delivered by any of you to any person that becomes a Lender in accordance with the provisions of the Loan Agreement. Any such person may rely on the opinions expressed above as if this opinion letter were addressed and delivered to such person on the date hereof.

This opinion letter is rendered to you in connection with the transactions contemplated by the Opinion Documents. This opinion letter may not be relied upon by you or any person entitled to rely on this opinion pursuant to the preceding paragraph for any other purpose without our prior written consent.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter even though such development or circumstance may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this opinion letter.

Very truly yours,

EXHIBIT G - 4

SCHEDULE A

EXHIBIT G - 5

EXHIBIT H

FORM OF

ASSIGNMENT AND ACCEPTANCE

Reference is made to the U.S.$2,500,000,000 Loan Agreement, dated as of October 20, 2005 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among TELÉFONOS DE MÉXICO, S.A. DE C.V. (the “Borrower”), the Lenders named therein and the other banks and financial institutions from time to time parties thereto as lenders (collectively, the “Lenders”) and CITIBANK, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, capitalized terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

The Assignor identified on Schedule 1 hereto (the “Assignor”) and the Assignee identified on Schedule 1 hereto (the “Assignee”) agree as follows:

The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Loan Agreement with respect to the credit facility contained in the Loan Agreement as set forth on Schedule 1 hereto (the “Assigned Facility”), in a principal amount for the Assigned Facility as set forth on Schedule 1 hereto.

The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any other document or instrument executed or furnished in connection with the Loan Agreement, or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any Note, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, or any other obligor or the performance or observance by the Borrower, or any other obligor of any of their respective obligations under the Loan Agreement or any Note and (c) attaches the Note or Notes held by it evidencing the Assigned Facility and set forth on Schedule 1 hereto.

The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Loan Agreement, together with copies of the financial statements delivered pursuant to Section 5.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent, or any other

EXHIBIT H - 1

Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement or any Notes; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Agreement, any Notes or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (e) agrees that it will be bound by the provisions of the Loan Agreement and will perform in accordance with its terms all the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender; and (f) represents and warrants that it is a financial institution which is (x) registered with the Ministry of Finance for purposes of Article 195-I of the Mexican Income Tax Law and (y) resident (or, if such entities are lending through a branch or an agency, the principal office of such entities are resident) for tax purposes in a jurisdiction with which Mexico has in effect a treaty for the avoidance of double taxation.

The effective date of this Assignment and Acceptance shall be the Effective Date of Assignment set forth on Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Acceptance by the Assignor and Assignee (and, if appropriate, consented to by the Borrower and the Administrative Agent), it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Loan Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

From and after the Effective Date, (a) the Assignee shall be a party to the Loan Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Agreement.

This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

EXHIBIT H - 2

SCHEDULE 1

TO ASSIGNMENT AND ACCEPTANCE

Name of Assignor: ____________________________________________________________________________________

Name of Assignee: ____________________________________________________________________________________

Effective Date of Assignment: __________________________________________________________________________________

Principal Amount Assigned	Applicable Tranche	Percentage Assigned of Tranche		Commitment Percentage Assigned[1]
$	[A][B]	.	%	.	%

[NAME OF ASSIGNEE]	[NAME OF ASSIGNOR]

By:	By:
Title:	Title:

Accepted for Recordation in Register:	[Consented to:

CITIBANK, N.A., as Administrative Agent	TELÉFONOS DE MÉXICO, S.A. DE C.V.

By:	By:
Title:	Title:	]

1.	Calculate the Commitment Percentage that is assigned to at least 15 decimal places and show as a percentage of the aggregate Commitments of all Lenders.

EXHIBIT H - 3